As filed with the Securities and Exchange Commission on December 29, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Safe & Green Holdings Corp.
(Exact name of Registrant as specified in its charter)

Delaware	5030	95-4463937
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

990 Biscayne Blvd., Suite 501
Miami, Florida 33132
(904) 496-0027

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael McLaren

Director and Chief Executive Officer
Chairman of the Board of Directors
Safe & Green Holdings Corp.
990 Biscayne Blvd., Suite 501
Miami, Florida 33132
(646) 240-4235

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin Siegel, Esq.
Warshaw Burstein, LLP

575 Lexington Avenue

New York, New York 10022

Telephone: (212) 984-7741

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. The Selling Stockholder identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED DECEMBER 29, 2025

Safe & Green Holdings Corp.

8,714,285 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling stockholder (the “Selling Stockholder”) identified in this prospectus under the caption “Selling Stockholder” of up to 8,714,285 shares of our Common Stock, par value $0.01 (our “Common Stock”), underlying the Series C Convertible Preferred Stock (the “Shares”), issuable upon conversion of the Initial Preferred Shares as described below and up to 50,000 shares of our Series C Convertible Preferred Stock, par value $0.01 (the “Series C Preferred Stock”) issued to the Selling Stockholders in connection with a private placement and pursuant to the Securities Purchase Agreement dated as of November 25, 2025 (the “SPA”) by and among the Company and an institutional investor (the “Investor”) for the purchase and sale of up to 50,000 shares of the Company’s Series C Preferred Stock, $1.00 par value per share. Upon consummation of the private placement, the Investor purchased 4,500 shares (the “Initial Preferred Shares”) of the Company’s Series C Preferred Stock, $1.00 par value per share for an initial purchase price of $4,050,000 ($3,150,000 payable at the initial closing and an additional $900,000 payable on the initial date of effectiveness of this registration statement registering the securities). Pursuant to the SPA and subject to certain ownership limitations, the Company may be required to issue Preferred Shares to the Investor for the Investor’s purchase upon request and at the option of the Investor and subject to the conditions set forth therein. The Company may require the Investor to participate in one or more additional closings for the sale of additional shares of the Company’s Series C Preferred Stock, $1.00 par value per share (the “Additional Preferred Shares”) up to a maximum number of Additional Preferred Shares of 45,500. The Series C Preferred Stock is convertible into shares of the Company’s Common Stock (the “Conversion Shares”).

The initial conversion price of the Company’s Series C Preferred Stock is $3.19 per share and is subject to adjustment as set forth in the Certificate of Designation of Rights and Preferences of Series C Preferred Stock (the “Certificate of Designation”), with a floor price of $0.638 per share. Notwithstanding the foregoing, for the period of four months following the initial closing of November 28, 2025, provided that no Triggering Event has occurred, the Investor has agreed not to convert the Initial Preferred Shares at a conversion price of less than $1.00. The stated value of each share of Series C Preferred Stock is $1,000 (the “Stated Value”). The conversion amount of the Company’s Series C Preferred Stock is 110% of the sum of the Stated Value plus any Additional Amount (as defined in the Certificate of Designation). The number of Conversion Shares are subject to adjustments for stock splits, recapitalizations, and reorganizations. The Initial Preferred Shares, the Additional Preferred Shares, and the Conversion Shares are collectively referred to as the “Securities”. The Series C Convertible Preferred Stock’s rights and preferences are set forth on the Certificate of Designation which was filed with the Secretary of State of the State of Delaware and attached as an exhibit to our current report on SEC Form 8-K filed with the SEC on December 2, 2025.

We will not receive any proceeds from the sale of the Registrable Securities by the Selling Stockholder under this prospectus. We provide more information about how we plan to use the proceeds in the section titled “Use of Proceeds” on page 19 of this prospectus.

The Shares were offered and sold by us pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”) and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act. We are registering the offer and resale of the Registrable Securities to satisfy the provisions of that certain registration rights agreement, dated November 25, 2025 (the “Registration Rights Agreement”), pursuant to which we agreed to register the resale of the Shares.

The foregoing summaries of the SPA and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the SPA and the Registration Rights Agreement attached as Exhibits 10.1 and 10.2, respectively, to our Current Report on Form 8-K filed with the SEC on December 2, 2025, each of which is incorporated herein by reference.

The Selling Stockholder may sell its Shares underlying the Series C Preferred Stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholder may sell its shares underlying the Series C Preferred Stock in the section titled “Plan of Distribution” on page 22 of this prospectus. We will pay the expenses incurred in registering the securities covered by this prospectus, including legal and accounting fees. To the extent the Selling Stockholder decides to sell any of its Shares underlying the Series C Preferred Stock, we will not control or determine the price at which the shares are sold.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SGBX”. On December 22, 2025, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $2.37 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 14 and in our filings with the Securities and Exchange Commission (referred to herein as the “Securities and Exchange Commission” or the “SEC”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2025

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the Common Stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.safeandgreenholdings.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Common Stock offered hereunder.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” “Safe & Green,” the “Registrant”, and “our business” refer to Safe & Green Holdings Corp., and “this offering” refers to the offering contemplated in this prospectus of the Registrable Securities.

i

About this Prospectus

Neither the Selling Stockholder nor we have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, as described in “Incorporation of Certain Documents by Reference” in this prospectus, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.” We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Industry and Market Data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. We believe this information is reliable as of the applicable date of its publication; however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

Trademarks

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

Implications of Being A Smaller Reporting Company

We are a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. The market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies, such as providing only two years of audited financing statements.

See “Prospectus Summary — Smaller Reporting Company” for additional information.

ii

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 14 and the financial statements and related notes included in this prospectus.

Corporate Information

We were incorporated in the State of Delaware on December 29, 1993, under the name PC411, INC. On January 12, 1999, we changed our name to CDSI Holdings, Inc. On November 4, 2011, CDSI Merger Sub, Inc., our wholly owned subsidiary, completed a reverse merger with and into SG Building Blocks, Inc. (“SG Building”), with SG Building surviving the reverse merger as our wholly owned subsidiary. Also on November 4, 2011, we changed our name to SG Blocks, Inc. On December 16, 2022, we changed our name to Safe & Green Holdings Corp. In addition, on December 16, 2022, our then wholly owned subsidiary, SGB Development Corp. changed its name to Safe and Green Development Corporation by filing a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware. Prior to our emergence from bankruptcy in June 2016, our Common Stock was quoted on the OTC Bulletin Board. Our Common Stock is currently listed for trading on the Nasdaq Capital Market under the symbol “SGBX”.

Our principal offices are located at 990 Biscayne Blvd, Suite 501, Office 12, Miami, Florida 33132. Our website address is www.safeandgreeenholdings.com. The information contained in, and that can be accessed through our website, is not incorporated into and is not a part of this prospectus. Our phone number is (646) 240-4235.

Business Overview

We operate in the following four segments: (i) manufacturing and construction services; (ii) medical; (iii) real estate development; and (iv) environmental. The manufacturing and construction segment designs and manufactures modular structures built in our factories using raw materials that are Made-in-America. In the medical segment we have previously used our modular technology to offer prefabricated health facilities for on-site immediate COVID-19 testing and plan to provide our modular technology to offer turnkey solutions to medical testing and treatment and generating revenue from medical testing. Our real estate development segment’s current business focus is primarily on the direct acquisition and indirect investment in properties nationally that will be further developed in the future into green single or multi-family projects. The environmental segment, the newest segment, plans to offer a sustainable medical and waste management solution that will utilize patented technology to collect waste and treat waste for safe disposal.

We are a provider of modular facilities (“Modules”). We currently provide Modules made out of both code-engineered cargo shipping containers and traditional construction using wood and steel framing for use as both permanent or temporary structures for residential housing use and commercial use. Prior to the COVID-19 pandemic, the Modules we supplied were primarily for retail, restaurant and military use and were manufactured by third party suppliers using our proprietary technology and design and engineering expertise, which modifies code-engineered cargo shipping containers and purpose-built modules for use for safe and sustainable commercial, industrial and residential building. In March 2020, in response to the COVID-19 pandemic we began increasing our focus on providing our Modules as health care facilities for deployable medical response solutions. In September 2020, we acquired substantially all the assets of Echo DCL, LLC, a Texas limited liability company (“Echo”), except for Echo’s real estate holdings. Echo was a container/modular manufacturer based in Durant, Oklahoma specializing in the design and construction of permanent modular and temporary modular buildings and was one of our key supply chain partners. This acquisition allowed us to have more control over the manufacturing process and, as a result, we have increased our product offerings to add Modules made from wood, steel and traditional construction materials.

During 2021, through our former subsidiary, Safe and Green Development Corporation. (“SG DevCorp” or “SG Development”) we also began to focus on acquiring property to build multi-family housing projects in underserved regions utilizing the manufacturing services of our subsidiary SG Echo, LLC (“SG Echo”). In March 2022, we formed SG Environmental Solutions Corp. (“SG Environmental”) to focus on biomedical waste removal utilizing a patented technology that it licenses to shred and disinfect biomedical waste, rendering the waste disinfected, unrecognizable, and of no greater risk to the public health than residential household waste. In March 2023, we formed Safe and Green Medical Corporation (“SG Medical”), to focus on providing our Modules as health care facilities with various clinics and labs that cater to the specific needs of local communities. To date, we have not generated revenue from SG Environmental or SG Medical.

During 2024, our ownership in SG DevCorp fell below 50%, and we deconsolidated SG DevCorp from our financial statements (the “Deconsolidation”). The decrease in ownership percentage resulted from additional equity transactions of SG DevCorp. The Deconsolidation represents a strategic shift in our operations and will have a major effect on our operations and financial results.

Recent Developments

Giant Containers Acquisition

On December 18, 2025 (the “Effective Date”), Safe & Green Holdings Corp. (the “Company”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Daniel Kroft (the “Seller”) to acquire one hundred percent (100%) of the issued and outstanding securities of Giant Group America Inc. (“Giant”), which operates, through its wholly-owned subsidiary, Giant Containers Inc. (the “Subsidiary”), as a designer and seller of innovative modular shipping container buildings. The purchase price for the transaction is $3,500,000 (the “Purchase Price”). The transaction includes the acquisition of Giant’s existing customers and business pipeline, with $5,000,000 of contracts currently under contract and approximately $22,500,000 in projects under contract review, awaiting approval, or in the proposal phase. Pursuant to the Stock Purchase Agreement, the Company will pay the Purchase Price to the Seller as follows: $1,000,000 paid to the Seller in cash at closing; $750,000 paid to the Seller via the issuance of shares of common stock of the Company, par value $0.01, in an agreed share price such that the Seller shall be issued 215,000 shares of Company common stock; and $1,750,000 paid to the Seller via the issuance of a promissory note in favor of Seller (the “Promissory Note”) paid via quarterly installment payments over twenty-four months commencing on April 15, 2026 and ending April 15, 2028. Pursuant to the Stock Purchase Agreement, the Company will hire Daniel Kroft as its VP of Business Development starting January 1, 2026, at a base salary of $250,000 per year and a potential bonus based on the performance of the Company’s’ modular construction projects business unit post-closing. The Stock Purchase Agreement contains customary representations and warranties for this type of transaction. The Seller has agreed to customary restrictive covenants including non-competition, non-circumvention, and non-solicitation for a period of two years. Pursuant to the Promissory Note, interest shall commence accrual on April 15, 2026, at a rate of five percent (5%) per annum. The principal balance of the Promissory Note shall be $1,750,000. The Company shall make quarterly installment payments of principal and interest commencing on April 15, 2026, and shall continue quarterly thereafter until April 15, 2028, when the entire unpaid balance of principal and interest shall be due and payable in full. The Company may prepay all or any portion of the principal amount of the Promissory Note without penalty.

November 2025 Private Placement

On November 25, 2025, Safe & Green Holdings Corp. (the “Company”) consummated a private placement (the “Private Placement”) pursuant to a securities purchase agreement (the “SPA”) with an institutional investor (the “Investor”) for the purchase and sale of 4,500 shares (the “Initial Preferred Shares”) of the Company’s series c preferred stock, $1.00 par value per share (the “Series C Preferred Stock”), for an initial purchase price of $4,050,000 ($3,150,000 payable at the initial closing and an additional $900,000 payable on the initial date of effectiveness of the registration statement registering the securities). Pursuant to the SPA and subject to certain ownership limitations, the Company may be required to issue Preferred Shares to the Investor for the Investor’s purchase upon request and at the option of the Investor and subject to the conditions set forth therein. Pursuant to the SPA, the Company may require the Investor to participate in one or more additional closings for the sale of additional shares of the Company’s Series C Preferred Stock, $1.00 par value per share (the “Additional Preferred Shares”) up to a maximum number of Additional Preferred Shares of 45,500. The Series C Preferred Stock is convertible into shares of the Company’s Common Stock (the “Conversion Shares”). The initial conversion price of the Company’s Series C Preferred Stock is $3.19 per share and is subject to adjustment as set forth in the Certificate of Designation of Rights and Preferences of Series C Preferred Stock (the “Certificate of Designation”), with a floor price of $0.638 per share. Notwithstanding the foregoing, for the period of four months following the initial closing, provided that no Triggering Event, has occurred, the Investor has agreed not to convert the Initial Preferred Shares at a conversion price of less than $1.00. The stated value of each share of Series C Preferred Stock shall be $1,000 (the “Stated Value”). The conversion amount of the Company’s Series C Preferred Stock is 110% of the sum of the Stated Value plus any Additional Amount (as defined in the Certificate of Designations). The number of Conversion Shares are subject to adjustments for stock splits, recapitalizations, and reorganizations. The Initial Preferred Shares, the Additional Preferred Shares, and the Conversion Shares are collectively referred to as the “Securities”. All shares of Company capital stock shall be junior in rank to all Series C Preferred Stock with respect to preferences for dividends, distributions and payments upon the liquidation, dissolution, and winding up of the Company. The Series C Preferred Stock are entitled to receive dividends, as set forth in the Certificate of Designation. If there is no Equity Conditions Failure (as defined in the Certificate of Designation), the Company may elect a combination of a Capitalized Dividend and a payment in Dividend Shares (as defined in the Certificate of Designation). The Company entered into a registration rights agreement in connection with the Private Placement, with the Investor on November 25, 2025 (the “Registration Rights Agreement”), pursuant to which the Company is required to file a registration statement covering the resale of the Securities. The Company also entered into a placement agency agreement with WestPark Capital Inc. as placement agent. Pursuant to the terms of the placement agency agreement, the Company paid the placement agent a commission equal to 7.0% of the gross proceeds from the offering. In addition, the Company agreed to reimburse the placement agent $25,000 for certain out-of-pocket expenses.

The SPA contains customary representations and warranties, indemnification rights, agreements and obligations, conditions to closing and termination provisions. The offering closed on November 28, 2025. The net proceeds to the Company from the offering were approximately $2,799,500, after deducting placement agent fees and the payment of other offering expenses associated with the offering that were payable by the Company. The foregoing summary of the SPA, Certificate of Designation and Registration Rights Agreement are subject to and qualified in their entirety by reference to the full text of such agreements, copies of which were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s current report on SEC Form 8-K and are incorporated herein by reference.

The issuance of the Series C Preferred Stock was made pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”) and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

June Line of Credit

On June 3, 2025 (the “Effective Date”), Olenox Corp. (the “Borrower”), a wholly owned subsidiary of Safe & Green Holdings Corp. (the “Company”), entered into a Promissory Note (the “Note”) in favor of Prosperity Bank (the “Lender”) in the aggregate principal amount of $2,000,000 (the “Principal”). The Note evidences a revolving Line of Credit of Olenox with the Lender. After all loan processing and origination fees of $15,002, the Borrower received net loan proceeds of $1,984,998. The Note is secured by the Company’s Certificate of Deposit held with the Lender with an approximate balance of $2,000,000.

The Note shall bear interest at a rate of five percent (5%) per annum. Interest shall be calculated based on a year of 360 days. The Note shall be due in full immediately upon Lender’s demand. If no demand is made, Borrower will pay all outstanding principal and all accrued unpaid interest on June 2, 2026. In addition, the Borrower will pay regular monthly payments of all accrued interest due as of each payment date, beginning July 2, 2025. The Borrower may prepay all or a portion of the principal without penalty earlier than it is due. If a payment is 10 days or more late, the Borrower will be charged a late charge 5.00% of the unpaid portion of the regular payment. The Lender reserves a right of setoff in all of the Borrower’s accounts with the Lender (whether checking, savings, or some other account). The Borrower authorizes the Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts. The Note provides for a commercial guaranty by Michael McLaren.

Among others, the following shall constitute an event of default under the Note (each an “Event of Default”): if the Borrower fails to make any payment when due under the Note; if the Borrower fails to comply with or to perform any other term, obligation, covenant, or condition contained in the Note or any related documents; any representation or statement made by the Borrower to the Lender is false or misleading in any material respect; a change in ownership of twenty-five percent (25%) or more of the common stock of the Borrower; or a material adverse change in the Borrower’s financial condition. Upon an Event of Default, the interest rate on the Note shall be 18.00%.

The Note contains covenants applicable to the Borrower pertaining to the line of credit, including, among others, that the Borrower agrees to: maintain books and records of its operations (the “Books and Records”) to the need for the line of credit; permit the Lender or any of the Lender’s representatives, inspect and/or copy the Books and Records; and to provide the Lender any documentation requested which support the reason for making any advance under the line of credit. Further, the Note provides that the Borrower shall furnish from time to time to the Lender, upon the Lender’s request, copies of balance sheets of the Borrower, and copies of statements of income and cash flows of the Borrower.

May Equity Line of Credit

On May 29, 2025 (the “Effective Date”), Safe & Green Holdings Corp. (the “Company”) entered into a Stock Purchase Agreement (the “ELOC Purchase Agreement”) with Generating Alpha Ltd., a Saint Kitts and Nevis Company (the “Purchaser”), whereby the Company shall issue and sell to the Purchaser, subject to the terms and conditions of the ELOC Purchase Agreement, up to an aggregate of $100 million (the “Commitment Amount”) of newly issued shares (the “ELOC Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

The Company does not have a right to commence any sales of Common Stock to the ELOC Purchaser under the ELOC Purchase Agreement until the time when all of the conditions to the Company’s right to commence sales of Common Stock to the ELOC Purchaser set forth in the ELOC Purchase Agreement have been satisfied, including that a registration statement of such shares is declared effective by the SEC and the final form of prospectus is filed with the SEC (the “Commencement Date”). Over the period ending on the earlier of May 8, 2026, or the date on which the Purchaser shall have purchased ELOC Shares pursuant to the ELOC Purchase Agreement for an aggregate purchase price of the Commitment Amount, the Company will control the timing and amount of any sales of ELOC Shares to the ELOC Purchaser. Actual sales of shares of Common Stock to the ELOC Purchaser under the ELOC Purchaser Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations made by the Company as to appropriate sources of funding.

The purchase price of the shares of ELOC Shares that the Company elects to sell to the ELOC Purchaser pursuant to the ELOC Purchase Agreement will be equal to the lowest traded price of Common Stock during the seven (7) trading days prior to the applicable closing date multiplied by 90%.

In no event may the Company issue to the ELOC Purchaser under the ELOC Purchase Agreement more than the 4.99% of the total number of the Company’s shares of Common Stock issued and outstanding immediately prior to the execution of the ELOC Purchase Agreement (the “Applicable Exchange Cap”), unless the Company obtains stockholder approval to issue shares of Common Stock in excess of the Applicable Exchange Cap. In any event, the ELOC Purchase Agreement provides that the Company may not issue or sell any shares of Common Stock under the ELOC Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The ELOC Purchase Agreement prohibits the Company from directing the Company to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by the ELOC Purchaser (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended), would result in the ELOC Purchaser beneficially owning more than 4.99% of the outstanding Common Stock.

The ELOC Purchase Agreement provides that the Company shall file a registration statement registering the resale of the maximum number of ELOC Shares as shall be permitted by applicable law within ten (10) calendar days following the Effective Date of the ELOC Purchase Agreement. The Company shall use its best efforts to have the registration statement declared “effective” within thirty (30) days of the date of the ELOC Purchase Agreement, but no more than sixty (60) calendar days after the Company has filed the registration statement.

Sherman Oil Asset Purchase

On May 28, 2025, Safe & Green Holdings Corp. (“the Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Sherman Oil Company LLC and its affiliates (“Sherman Oil”), pursuant to which the Company will acquire approximately 1,600 acres of held-by-production oil leases for oil wells located in Wichita County and Wilbarger County, Texas (the “Assets”) for a purchase price of $1,000,000 (the “Purchase Price”). The purchase of the Assets includes Sherman Oil’s operational equipment of the oil wells.

Pursuant to the Asset Purchase Agreement, the Company will pay the Purchase Price as follows: $250,000 in cash on the closing date, $250,000 in cash within 90 days of the closing date, $250,000 in cash within 180 days of the closing date, and $250,000 in cash within 240 days of the closing date. The payments will bear no interest. The Asset Purchase Agreement contains customary representations, warranties, and covenants.

April Promissory Note

On April 11, 2025 (the “Issue Date”), Safe & Green Holdings Corp. (the “Company”) executed and issued a Promissory Note (“Note”) in favor of Generating Alpha Ltd. (the “Lender”) in the aggregate principal amount of $267,000 (the “Principal”), and an accompanying Securities Purchase Agreement (the “SPA”) and Registration Rights Agreement (the “RRA”).

The Note was purchased by the Lender for a purchase price of $213,600, representing an original issue discount of $53,400. The Note shall bear interest at a rate of fifteen percent (15%) per annum, with the understanding that the first twelve months of interest under the Node (equal to $40,050), shall be guaranteed and earned in full as of the Issue Date. Any amount of Principal or interest due under the Note which is not paid when due shall bear interest at eighteen percent (18%) per annum (“Default Interest”). The Company shall make monthly payments on the Note (each an “Amortization Payment”) in the amount of $30,705, due and payable each month commencing on July 4, 2025, and ending on April 6, 2026. The Company may accelerate the payment date of any Amortization Payment by giving notice to the Lender.

If the Company fails to pay any Amortization Payment when due, in addition to all other rights under the Note, the Lender shall have the right to convert at any time any portion of the Note at a price per share equal to the Market Price. “Market Price” shall mean the lesser of (i) the then applicable conversion price under the Note or (ii) 80% of the lowest closing price of the Company’s shares of common stock, par value $0.01 (“Common Stock”) on any trading day during the ten trading days prior to the conversion date. If an event of default occurs under the Note, then, in addition to all other rights under the Note, the Lender shall have the right to convert at any time any portion of the Note at a price per share equal to the Alternate Price. “Alternate Price” shall mean the lesser of (i) the then applicable conversion price, (ii) the closing price of the Common Stock on the date of the event of default (provided, however, that if such date is not a trading day, then the next trading day after the event of default), or (iii) $0.52 ($33.28 as adjusted for with the 2025 Reverse Stock Split) (subject to adjustment as provided in the Note).

The total cumulative number of shares of Common Stock issued to Lender under the Note, together with the SPA and RRA, may not exceed the requirements of Nasdaq Listing Rule 5635(d) (the “Nasdaq 19.99% Cap”), except that is the number of shares of Common Stock issued to Lender reaches the Nasdaq 19.99% Cap, the Company, at its election, will use reasonable commercial efforts to obtain stockholder approval of the Note and the issuance of additional conversion shares, in accordance with the requirements of Nasdaq Listing Rule 5635(d) (the “Approval”). If the Company is unable to obtain such Approval, any remaining outstanding balance of the Note must be repaid in cash.

Among others, the following shall be considered events of default under the Note (“Event of Default”): if the Company fails to pay an Amortization Payment when due on the Note; the Company fails to perform or observe any covenant, term, provision, condition, agreement, or obligation of the Company under the Note, the SPA, or the RRA; the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business.

After an Event of Default, in addition to all other rights under the Note, the Lender shall have the right to convert any portion of the Note at any time at a price per share equal to the Alternate Price. The “Alternate Price” shall mean the lesser of (i) the applicable conversion price under the Note, (ii) the closing price of the Common Stock on the date of the Event of Default, or (iii) $0.52 ($33.28 as adjusted for with the 2025 Reverse Stock Split).

So long as the Company has any obligation under the Note, the Company shall not, without the Lender’s written consent: pay, declare, or set apart for such payment, any dividend or other distribution; redeem, repurchase, or otherwise acquire any shares of capital stock the Company; repay any indebtedness of the Company; or sell, lease, or otherwise dispose of any significant portion of the Company’s assets outside the ordinary course of business.

Commencing sixty (60) days after free trading shares of Common Stock are available to the Lender, the Company may deliver a notice to the Lender (an “Optional Redemption Notice”) of its election to redeem the outstanding balance together with all unpaid interest accrued thereon of the Note for cash at a redemption price equal to: one hundred and ten percent (110%) multiplied by the then-outstanding balance together with all unpaid interest accrued thereon of the Note. Upon receipt of the Optional Redemption Notice, the Lender shall have the option to convert up to 1/3 of the outstanding balance of the Note at the lower of the fixed conversion price or the alternative conversion price. If a change of control occurs, an additional 5% premium would be owed on the outstanding balance.

April 2025 Private Placement

On April 14, 2025, Safe & Green Holdings Corp. (the “Company”) consummated the previously announced private placement (the “Private Placement”) pursuant to a securities purchase agreement (the “Purchase Agreement”) with institutional investors (the “Purchasers”) for the purchase and sale of approximately $8 million of shares of the Company’s common stock (the “Common Stock”) and investor warrants at a price of $0.392 per Common Unit ($25.08 as adjusted for the 2025 Reverse Stock Split). The entire transaction was priced at the market under Nasdaq rules. The offering consisted of the sale of Common Units (or Pre-Funded Units), each consisting of (i) one (1) share of Common Stock or one (1) Pre-Funded Warrant, (ii) one (1) Series A PIPE Common Warrant to purchase one (1) share of Common Stock per warrant at an exercise price of $0.784 (the “Series A Warrant”) and (iii) one (1) Series B PIPE Common Warrant to purchase one (1) share of Common Stock per warrant at an exercise price of $0.98 ($62.72 as adjusted for with the 2025 Reverse Stock Split). (the “Series B Warrant” and together with the Series A Warrant, the “Warrants”).

The initial exercise price of each Series A Warrant was $0.784 per share ($50.18 as adjusted for with the 2025 Reverse Stock Split). of Common Stock. The Series A Warrants were to be exercisable following stockholder approval and to expire five (5) years thereafter. The number of securities issuable under the Series A Warrant were subject to adjustment as described in more detail in the Series A Warrant. The initial exercise price of each Series B Warrant was $0.98 per share ($62.72 as adjusted for with the 2025 Reverse Stock Split). of Common Stock or pursuant to an alternative cashless exercise option. The Series B Warrants were exercisable following stockholder approval and expire two and one-half (2.5) years thereafter. The number of securities issuable under the Series B Warrant were subject to adjustment as described in the Series B Warrant.

Each Pre-Funded Warrant was exercisable for one share of Common Stock for $0.0001 immediately upon issuance until all of the Pre-Funded Warrants are exercised in full. The number of Pre-Funded Warrant Shares are subject to adjustments for stock splits, recapitalizations, and reorganizations.

The Company will not be registering the shares underlying the Series A Warrant and Series B Warrant, as the Company has renegotiated the transaction, to eliminate the Series A and Series B Warrants with the investors from the April Private Placement. The Series A and B Warrants have now been exchanged, pursuant to the Exchange Agreement by and among the Company and the Investors, whereby the Investors will exchange the Series A and Series B Warrants previously purchased in the April 14, 2025 private placement (the “April 2025 Private Placement”) for an aggregate of 60,000 shares of Series B Preferred Stock (the “Exchange Shares”), with the New Series B Convertible Preferred Stock’s rights and preferences being set forth on that certain certificate of designation (the “Certificate of Designation”) of the Company, filed with the State of Delaware on July 17, 2025, in substantially in the form set forth hereto on our current report on Form 8-K, filed on July 18, 2025. The Company is solely registering the shares underlying the Exchange Shares herein.

County Line Asset Purchase

On April 8, 2025 (the “Effective Date”), Safe & Green Holdings Corp. (the “Company”) has entered into an asset purchase agreement (the “Asset Purchase Agreement”) with County Line Industrial LLC (“County Line”) to acquire all of the assets and operating business of County Line (the “Assets”) for a purchase price of $1,000,000 (the “Purchase Price”). The acquisition of County Line’s business includes the acquisition of all of County Line’s existing customers and business pipeline, and the hiring of County Line’s existing employees, and the hiring of County Line’s sole member, Carter Fields.

Pursuant to the Asset Purchase Agreement, the Company will pay the Purchase Price as follows: a cash payment in the amount of $125,000 due on or before April 15, 2025, a cash payment in the amount of $100,000 due on or before May 15, 2025; a cash payment in the amount of $250,000 due on or before July 15, 2025; and a cash payment in the amount of $525,000 due on or before January 31, 2026. The payments will bear no interest. In addition to the Purchase Price, the Company shall pay its current payable due to County Line, in the amount of $76,000, on or before May 1, 2025. County Line shall pay all obligations of its three vehicles for an approximate total amount of $92,000.

The Asset Purchase Agreement contains customary representations and warranties for this type of transaction, including but not limited to, County Line shall deliver all of the Assets free and clear of all liabilities, liens, loans, and encumbrances, and shall ensure that the Assets are in good working condition, subject to normal wear and tear. The Company shall not assume or be responsible for any of County Line’s liabilities, debts, obligations, whether presently existing or arising thereafter. County Line and its sole member have agreed to customary restrictive covenants including non-competition, non-circumvention, and non-solicitation for a period of two years.

NAHD Merger

On February 2, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company and New Asia Holdings, Inc., a Nevada corporation (“NAHD”), pursuant to which NAHD will be merged into a to-be-formed subsidiary of the Company (the “Merger”). Following the Merger, the NAHD operating subsidiaries will be indirect, wholly owned subsidiaries of the Company.

As merger consideration, the Company will issue four million (4,000,000) Series A non-voting convertible preferred shares of the Company, par value $1.00 (the “Preferred Shares”), to the NAHD shareholders. Each Preferred Share has the right to convert into shares of common stock of the Company at a ratio of 1 to 15 (each Preferred Share will convert into 15 shares of common stock of the Company), provided, however, that such conversion is subject to the approval of a majority of the Company’s common shareholders.

The Merger Agreement contain customary representations, warranties, and covenants. The Merger Agreement also contain conditions to the completion of the Merger including the filing of the articles of incorporation and/or organization for the merger subsidiaries, and the adoption of board resolutions and/or sole member resolutions by the merger subsidiaries approving the Merger. There are no assurances that the parties will satisfy all of the conditions to the merger.

The parties expect to complete these transactions as soon as practicable following the satisfaction or waiver of the condition to the Merger.

Following the Merger, NAHD and its subsidiaries Olenox Corp., a Nevada corporation, and Machfu Inc., a Delaware corporation, will be indirect, wholly owned subsidiaries of the Company.

As a result of such transaction, which positively impacts stockholders’ equity by approximately $35 million, as of the date of this filing the Company believes it has stockholders’ equity of at least $2.5 million as required by Nasdaq Listing Rules and that this is evidenced in the Company’s 10-Q for the quarterly period ended September 30, 2025.

2024 Reverse Stock Split

On May 2, 2024, we effected a 1-for-20 Reverse Stock Split of our outstanding Common Stock (“Reverse Split”). As a result of the Reverse Split, each of our stockholders received one new share of Common Stock for every 20 shares such stockholder held immediately prior to the effective time of the Reverse Split. The Reverse Split affected all of our issued and outstanding shares of Common Stock equally. The Reverse Split also affected our outstanding stock options, warrants and other exercisable or convertible securities and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately. No fractional shares were issued as a result of the Reverse Split. Any fractional shares that would have otherwise resulted from the Reverse Split was paid in cash, at an amount equal to the resulting fractional interest in one share of the Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Common Stock on May 2, 2024. Except as indicated otherwise herein, the calculations based on outstanding Common Stock amounts after May 2, 2024 reflect the Reverse Split. Except where indicated otherwise therein, the documents incorporated by reference herein do not reflect the Reverse Split.

Nasdaq Continued Listing Rule Compliance

On July 8, 2025, Safe & Green Holdings Corp. (the “Company”) received a decision letter from the Nasdaq Hearings Panel (the “Panel”) granting the Company’s request for continued listing on the Nasdaq Capital Market. The decision is conditioned on the Company maintaining full compliance with all continued listing requirements of the Nasdaq Capital Market by August 28, 2025. On or before August 28, 2025, the Company must effect a Reverse Stock Split and demonstrate compliance with Nasdaq Listing Rule 5550(a)(2) by achieving a closing bid price of $1.00 or more per share for at least ten (10) consecutive business days.

On or before July 18, 205, the Company must publicly disclose that it has restructured the terms of its April 2025 offering to eliminate the Class B warrants and provide Nasdaq with confirmation that no shares underlying the Class B warrants were issued.

2025 Reverse Stock Split

In connection with the above, the Company’s shareholders approved a Reverse Stock Split at a ratio of 1:64 on August 25, 2025, and affected the Reverse Stock Split on September 8, 2025.

The Panel’s decision follows the Company’s hearing before the Panel on June 17, 2025, during which the Company presented a plan to regain compliance, including its intention to implement a Reverse Stock Split and restructure certain previously issued warrants to mitigate dilution concerns.

Exchange Agreement

On July 17, 2025, the Company entered into an Exchange Agreement (the “Exchange Agreement”) by and among the Company and the Investors. Pursuant to the Exchange Agreement, the parties intended to effect a voluntary security exchange transaction (the “Transaction”) whereby the Investors will exchange the Series A and Series B Warrants previously purchased in the April 14, 2025 private placement (the “April 2025 Private Placement”) for an aggregate of 60,000 shares of Series B Preferred Stock (the “Exchange Shares”), with the New Series B Convertible Preferred Stock’s rights and preferences being set forth on that certain certificate of designation (the “Certificate of Designation”) of the Company, filed with the State of Delaware on July 17, 2025, in substantially in the form set forth as Exhibit 3.1 on the Company’s current report on Form 8-K, filed on July 18, 2025.

The Exchange Agreement contains other customary provisions including representations and warranties for the Company and the Investors, governing law, and notice.

In connection with the above, the Company had a Special Annual Meeting on August 25, 2025, to conduct a Reverse Stock Split at a range of one-for-ten (1-for-10) to a maximum of a one-for-one hundred (1-for-100) with the exact ratio to be determined by our board of directors.

On June 11, 2025, Safe & Green Holdings Corp. (the “Company”) was notified by the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that, based upon the Company’s continued non-compliance with the minimum $1.00 bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”) as of June 10, 2025, the deficiency could serve as an additional basis for the delisting of the Company’s securities from Nasdaq. The Company plans to present its plan to regain compliance with the Rule at its upcoming hearing before the Nasdaq Hearings Panel. The notice no immediate effect on the listing or trading of the Company’s common stock and the Company’s common stock will continue to trade under symbol “SGBX” at least pending the ultimate conclusion of the hearing process.

As previously disclosed, on December 12, 2024, Nasdaq notified the Company that the bid price of its listed securities had closed at less than $1.00 per share over the previous 30 consecutive business days and, as a result, the Company did not comply with the Rule. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until June 10, 2025, to regain compliance with the Rule. The Company was not eligible for a second grace period to regain compliance with the Rule and, accordingly, the Staff issued the additional delist determination dated June 11, 2025.

On May 13, 2025, Safe & Green Holdings Corp. (the “Company”) received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), stating that based on its review of the Company’s public filings with the Securities and Exchange Commission (the “SEC”), its staff has determined to delist the Company’s securities pursuant to its discretionary authority under Listing Rule 5101. Specifically, as set forth in the letter, Nasdaq’s staff determined that the Company’s issuance of securities pursuant to the securities purchase agreement dated April 14, 2025, particularly the Series B warrants exercisable on an alternate cashless basis as described in the Company’s prior SEC filings, raises public interest concerns because the issuance resulted in substantial dilution for its shareholders. Accordingly, as set forth in the letter, this matter serves as an additional basis for delisting the Company’s securities from Nasdaq.

The letter served as a formal notification that the Nasdaq Hearings Panel (the “Panel”) would consider this matter in rendering a determination regarding the Company’s continued listing on Nasdaq. Pursuant to Listing Rule 5810(d), the Company should present its views with respect to this additional deficiency at its upcoming Panel hearing.

The Company submitted an appeal of this determination and held a hearing with the Nasdaq Panel on June 17, 2025, and has submitted a compliance plan to the Panel in connection with same.

On July 8, 2025, Safe & Green Holdings Corp. (the “Company”) received a decision letter from the Nasdaq Hearings Panel (the “Panel”) granting the Company’s request for continued listing on the Nasdaq Capital Market. The decision was conditioned on the Company maintaining full compliance with all continued listing requirements of the Nasdaq Capital Market by August 28, 2025. On or before August 28, 2025, the Company must effect a Reverse Stock Split and demonstrate compliance with Nasdaq Listing Rule 5550(a)(2) by achieving a closing bid price of $1.00 or more per share for at least ten (10) consecutive business days.

On or before July 18, 2025, the Company complied with this requirement regarding the restructured terms of its April 2025 offering to eliminate the Class B warrants and provided Nasdaq with confirmation that the Series A and B Warrants were exchanged for the Series B Preferred Stock.

2024 Nasdaq Deficiencies

On April 19, 2024, we received a delinquency letter from the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that we were not in compliance with the continued listing requirements set forth in Nasdaq Listing Rule 5250(c)(1) (“Rule 5250(c)(1)”), which requires timely filing of periodic reports with the SEC for continued listing. On May 13, 2024, we received a letter (the “May 13 Compliance Notice”) from Nasdaq notifying the Company that it was now in compliance with Rule 5250(c)(1). Based on the May 7, 2024 and May 10, 2024 filings of the Company’s Form 10-K and Form 10-K/A, respectively, for the year ended December 31, 2023, Nasdaq has determined that the Company has regained compliance with Rule 5250(c)(1), and this matter is now closed according to the May 13 Compliance Notice.

On May 10, 2024, we received a letter (the “Delisting Notice”) from Nasdaq notifying the Company that Nasdaq previously notified the Company on November 7, 2023 that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”), which requires a minimum bid price of at least $1.00 per share for continued listing. On May 16, 2024, the Company received a letter (the “May 16 Compliance Notice”) from Nasdaq notifying the Company that it was now in compliance with Rule 5550(a)(2). Based on the Company’s closing bid price at or greater than $1.00 per share for 10 consecutive business days, from May 2, 2024 to May 15, 2024, Nasdaq has determined that the Company has regained compliance with Rule 5550(a)(2), and this matter is now closed according to the May 16 Compliance Notice.

On May 16, 2024, the Company received a letter (the “Deficiency Notice”) from Nasdaq notifying the Company that it was not in compliance with Nasdaq Listing Rule 5550(b)(1) (“Rule 5550(b)(1)”) because the stockholders’ equity of the Company of ($6,334,859), as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, was below the minimum requirement of $2.5 million. As of May 17, 2024, the Company does not have a market value of listed securities of $35 million, or net income from continued operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, the alternative quantitative standards for continued listing on Nasdaq.

The notification received has no immediate effect on the Company’s continued listing on Nasdaq, subject to the Company’s compliance with the other continued listing requirements.

In accordance with Nasdaq’s Listing Rules, the Company had 45 calendar days from the date of the Deficiency Notice, or no later than June 30, 2024, to submit a plan to regain compliance with Rule 5550(b)(1) (a “Compliance Plan”). The Company has submitted a Compliance Plan within 45 calendar days of the date of the Deficiency Notice and will evaluate available options to regain compliance. The Company was granted up to 180 calendar days from May 16, 2024, to evidence compliance with Rule 5550(b)(1).

On November 18, 2024, we received a letter from Nasdaq notifying the Company that the Company did not meet the terms of the extension granted by Nasdaq for the Company to comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Listing Rule 5550(b). As a result, unless the Company requests an appeal of this determination by November 25, 2024, trading of the company’s common stock will be suspended at the opening of business on November 27, 2024, and the Company’s securities will be removed from listing and registration on The Nasdaq Stock Market. The Company filed the requisite appeal and was granted a hearing at a Nasdaq panel to present its plan to cure to the deficiency, at which time the panel may grant up to 6 months’ time for the Company to reach the required minimum of $2,500,000 in stockholders’ equity.

On December 12, 2024, the Company received a letter from Nasdaq notifying the Company that for the preceding 30 consecutive business days (October 30, 2024 through December 11, 2024), the Company’s common stock did not maintain a minimum closing bid price of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2). The Company has an initial compliance period of 180 calendar days, or until June 10, 2025, to regain compliance, which may be achieved if the closing bid price of the Company’s common stock is at or above $1.00 for a minimum of ten consecutive business days. If the Company does not achieve compliance by June 10, 2025, the Company may be eligible for additional time to comply. As of June 10, 2025, the Company had not regained compliance with the Nasdaq Listing Rules, and was not eligible for a second 180 day period extension period.

The Nasdaq hearing panel notified the Company that it will also consider this matter, along with the public interest concern matter, in rendering a determination regarding the Company’s continued listing on the Nasdaq Capital Market.

The Company’s hearing to address these matters with the Nasdaq hearing panel was scheduled for June 17, 2025.

On June 11, 2025, the Company received a notification letter from the Listing Qualifications Department of Nasdaq, stating that the Company has not regained compliance with the Rule and Nasdaq has determined that the Company is not eligible for a second 180 day period. Specifically, the Company had appealed a Delist Determination of a public interest concern in connection with a securities purchase agreement that the Company entered into in April 2025. Accordingly, this matter served as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market.

This was a formal notification that the Nasdaq Hearings Panel (the “Panel”) will consider this matter in rendering a determination regarding the Company’s continued listing on The Nasdaq Capital Market. Pursuant to Listing Rule 5810(d), the Company should present its views with respect to this additional deficiency at its Panel hearing. If the Company fails to address the aforementioned issue, the Panel will consider the record as presented at the hearing and will make its determination based upon that information.

On July 8, 2025, the Company received a decision letter from the Nasdaq Hearings Panel (the “Panel”) granting the Company’s request for continued listing on the Nasdaq Capital Market. The decision is conditioned on the Company maintaining full compliance with all continued listing requirements of the Nasdaq Capital Market by August 28, 2025.

On or before August 28, 2025, the Company must effect a reverse stock split and demonstrate compliance with Nasdaq Listing Rule 5550(a)(2) by achieving a closing bid price of $1.00 or more per share for at least ten (10) consecutive business days.

On or before July 18, 2025, the Company must publicly disclose that it has restructured the terms of its April 2025 offering to eliminate the Class B warrants and provide Nasdaq with confirmation that no shares underlying the Class B warrants were issued.

The Panel’s decision follows the Company’s hearing before the Panel on June 17, 2025, during which the Company presented a plan to regain compliance, including its intention to implement a reverse stock split and restructure certain previously issued warrants to mitigate dilution concerns.

On or about October 3, 2025, the Company regained compliance with all applicable Nasdaq listing requirements, including Nasdaq Listing Rule 5550(a)(2), the Minimum Bid Price Rule, which requires the Company's common stock to maintain a minimum bid price of $1.00 per share for at least ten consecutive business days. Further to the compliance letter set forth by the Nasdaq Hearings Panel, the Company has now fully complied with all terms and conditions outlined therein. The Company's common stock will continue to be listed and trade on the Nasdaq Capital Market under the symbol "SGBX".

Smaller Reporting Company

We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. As a result of being considered a “smaller reporting company,” we will be entitled to certain exemptions regarding the disclosure that we are required to provide in our SEC filings. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of Sarbanes-Oxley requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

The Offering

This prospectus relates to the resale from time to time by the selling stockholder (the “Selling Stockholder”) identified in this prospectus under the caption “Selling Stockholder” of up to 8,714,285 shares of our Common Stock, par value $0.01 (our “Common Stock”), underlying the Series C Convertible Preferred Stock (the “Shares”), issuable upon conversion of the Initial Preferred Shares, as described below and up to 50,000 shares of our Series C Convertible Preferred Stock, par value $0.01 (the “Series C Preferred Stock”) issued to the Selling Stockholders in connection with a private placement and pursuant to the Securities Purchase Agreement dated as of November 25, 2025 (the “SPA”) by and among the Company and an institutional investor (the “Investor”) for the purchase and sale of up to 50,000 shares of the Company’s Series C Preferred Stock, $1.00 par value per share. Upon consummation of the private placement, the Investor purchased 4,500 shares (the “Initial Preferred Shares”) of the Company’s Series C Preferred Stock, $1.00 par value per share for an initial purchase price of $4,050,000 ($3,150,000 payable at the initial closing and an additional $900,000 payable on the initial date of effectiveness of this registration statement registering the securities). Pursuant to the SPA and subject to certain ownership limitations, the Company may be required to issue Preferred Shares to the Investor for the Investor’s purchase upon request and at the option of the Investor and subject to the conditions set forth therein. The Company may require the Investor to participate in one or more additional closings for the sale of additional shares of the Company’s Series C Preferred Stock, $1.00 par value per share (the “Additional Preferred Shares”) up to a maximum number of Additional Preferred Shares of 45,500. The Series C Preferred Stock is convertible into shares of the Company’s Common Stock (the “Conversion Shares”).

The initial conversion price of the Company’s Series C Preferred Stock is $3.19 per share and is subject to adjustment as set forth in the Certificate of Designation of Rights and Preferences of Series C Preferred Stock (the “Certificate of Designation”), with a floor price of $0.638 per share. Notwithstanding the foregoing, for the period of four months following the initial closing of November 28, 2025, provided that no Triggering Event has occurred, the Investor has agreed not to convert the Initial Preferred Shares at a conversion price of less than $1.00. The stated value of each share of Series C Preferred Stock is $1,000 (the “Stated Value”). The conversion amount of the Company’s Series C Preferred Stock is 110% of the sum of the Stated Value plus any Additional Amount (as defined in the Certificate of Designation). The number of Conversion Shares are subject to adjustments for stock splits, recapitalizations, and reorganizations. The Initial Preferred Shares, the Additional Preferred Shares, and the Conversion Shares are collectively referred to as the “Securities”. The Series C Convertible Preferred Stock’s rights and preferences are set forth on the Certificate of Designation which was filed with the Secretary of State of the State of Delaware and attached as an exhibit to our current report on SEC Form 8-K filed with the SEC on December 2, 2025.

We will not receive any proceeds from the sale of the Registrable Securities by the Selling Stockholder under this prospectus. We provide more information about how we plan to use the proceeds in the section titled “Use of Proceeds” on page 19 of this prospectus.

The Selling Stockholder may sell its Shares underlying the Series C Preferred Stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholder may sell its shares underlying the Series C Preferred Stock in the section titled “Plan of Distribution” on page 22 of this prospectus. We will pay the expenses incurred in registering the securities covered by this prospectus, including legal and accounting fees. To the extent the Selling Stockholder decides to sell any of its Shares underlying the Series C Preferred Stock, we will not control or determine the price at which the shares are sold.

Securities offered by the Selling Stockholder	8,714,285 shares of Common Stock underlying the Series C Preferred Stock.

Common Stock to be outstanding after this offering, assuming conversion of the Series C Preferred Stock	14,896,046 shares (Assuming full conversion of the Series C Preferred Stock).

Terms of the Offering	The Selling Stockholder and any of its pledgees, assignees and successors-in-interest will determine when and how they sell the shares offered in this prospectus and may, from time to time, sell any or all of their shares covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution” in this prospectus.

Use of Proceeds	We will not receive any proceeds from the resale, if any, of the Registrable Securities by the Selling Stockholder. See “Use of Proceeds.

Risk Factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 14 and the similarly entitled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SGBX”.

Except as otherwise indicated herein, the number of shares of our Common Stock to be outstanding after this offering is based on 6,181,761 shares of Common Stock outstanding as of December 19, 2025, plus the 8,714,285Shares, assuming we issue the additional 8,714,285shares of Common Stock that are issuable pursuant to the conversion of the Series C Preferred Stock and excludes the following:

●	28 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $$199,748.80 per share;

●	97,809 shares of Common Stock issuable upon the exercise of separate outstanding warrants at a weighted-average exercise price of $74.24 per share;

●	7,382 shares of Common Stock issuable upon vesting of outstanding restricted stock units under our equity incentive plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options and warrants and no vesting of the restricted stock units described in the bullets above. To the extent that options or warrants are exercised, restricted stock units vest, new awards are granted under our equity incentive plan, or we issue additional shares of Common Stock or warrants in the future, there will be further dilution to investors participating in this offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks, uncertainties and assumptions contained in this prospectus and discussed under the heading “Risk Factors” included in our most recently filed Form 10-K, as revised or supplemented by subsequent filings, which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Our business, financial condition, results of operations and future growth prospects could be materially and adversely affected by any of these risks. In these circumstances, the market price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices and so may experience different levels of dilution and different outcomes in their investment results. Similarly, the Selling Stockholder may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of sales made by us in future transactions to the Selling Stockholder at prices lower than the prices they paid. The Selling Stockholder will have discretion to vary the timing, prices, and number of shares sold in this offering. Investors may experience a decline in the value of their shares of our Common Stock. The trading price of our Common Stock has been volatile and subject to wide fluctuations.

The issuance of Common Stock to the Selling Stockholder upon conversion of the Series C Preferred Stock may cause substantial dilution to our existing stockholders and the sale of such shares acquired by the Selling Stockholder could cause the price of our Common Stock to decline.

We are registering for resale by the Selling Stockholder of up to 8,714,285 shares of our Common Stock, par value $0.01, underlying the Series C Convertible Preferred Stock, issuable upon conversion of 4,500 shares of our Series C Convertible Preferred Stock. The number of shares of our Common Stock ultimately offered for resale by the Selling Stockholder under this prospectus is dependent the number of Registrable Securities issued. Depending on a variety of factors, including market liquidity of our Common Stock, the issuance of shares to the Selling Stockholder may cause the trading price of our Common Stock to decline.

Our need for future financing may result in the issuance of additional securities, which will cause investors to experience dilution.

Our cash requirements may vary from those now planned depending upon numerous factors. We expect to require additional capital until our operations generate sufficient revenue to cover our expenses. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. Our securities may be offered to other investors at a price lower than the price per share offered to current stockholders, or upon terms which may be deemed more favorable than those offered to current stockholders. In addition, the issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue derivative securities, including options, restricted stock units or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our board of directors, may further dilute the equity ownership of our stockholders.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock.

Our Amended and Restated Certificate of Incorporation, as amended, authorizes the issuance of 75,000,000 shares of our Common Stock and 5,405,010 shares of preferred stock. In certain circumstances, the Common Stock, as well as the awards available for issuance under our equity incentive plan, can be issued by our board of directors, without stockholder approval. Any future issuances of such stock, including pursuant to outstanding equity awards, would further dilute the percentage ownership of us held by holders of Common Stock. In addition, the issuance of certain securities, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the Common Stock.

Future sales of our Common Stock could cause the market price for our Common Stock to decline.

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Sales of substantial amounts of shares of our Common stock in the public market, or the perception that those sales will occur, could cause the market price of our Common Stock to decline or be depressed.

The shares of Common Stock issued in connection with this offering will be freely tradeable without restriction or further registration under the Securities Act.

Because we will not declare cash dividends on our Common Stock in the foreseeable future, stockholders must rely on appreciation of the value of our Common Stock for any return on their investment.

We have never declared or paid cash dividends on our Common Stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and will not declare or pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Common Stock, if any, will provide a return to investors in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference into this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including our most recent Form 10-K entitled “Business,” and in the Form 10-K and the subsequent Forms 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

Risks Relating to our Financial Position and Capital Requirements

●	We could experience a shortfall in cash over the next twelve months.

●	Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

●	We have incurred net losses in prior periods and there can be no assurance that we will generate income in the future.

●	To date we have not generated revenue from SG Medical Co or SG Environmental Services.

●	We will need to raise additional capital to fund our existing operations.

●	We must timely register the shares issuable under the Debenture and the Warrant.

●	We may not have an adequate number of shares of common stock authorized to complete future equity transactions.

Risks Relating to our Company

●	Our ability to meet our workforce needs is crucial to our results of operations and future sales and profitability.

●	We have a fixed cost base that will affect our profitability if our sales decrease.

●	A material disruption of our suppliers or SG Echo’s facilities could prevent us from meeting customer demand.

●	A natural disaster, the effects of climate change, or other disruptions at our SG Echo facility could adversely affect us.

●	The requirements of being a public company may strain our resources and divert management’s attention.

●	We are dependent on the services of key personnel, a few customers and vendors.

●	We currently are, and may in the future be, subject to legal proceedings or investigations.

●	The loss customers or vendors could have a material adverse effect on us.

Risks Relating to our Business and Industry

●	Changes in general economic conditions and geopolitical and other conditions may adversely impact our business.

●	Limited availability or increases in costs of transportation could adversely affect our business and operations.

●	Expansion of our operations may strain resources.

●	Our clients may adjust, cancel or suspend the contracts in our backlog.

●	Our liability for estimated warranties may be inadequate.

●	We can be adversely affected by failures of persons who act on our behalf to comply with applicable regulations.

●	The cyclical and seasonal nature of the construction industry causes our revenues and operating results to fluctuate.

●	Our business depends on the construction industry and general business, financial market and economic conditions.

●	Our business relies on private investment and a slower than expected economy may adversely affect our results.

●	A material disruption at one of our suppliers’ facilities could negatively affect our overall financial results.

●	We are subject to risks regarding environmental, health and safety laws and regulations.

●	Our business may be subject to economic and political risks of vendors obtaining supplies from foreign countries.

●	Our operating results will be subject to fluctuations and are inherently unpredictable.

●	We are subject to cybersecurity risks.

●	We could suffer adverse tax and other financial consequences if we are unable to utilize our net operating loss carryforwards.

Risks Relating to our Common Stock

We have failed, and may continue to fail, to meet the listing standards of Nasdaq, and as a result our common stock may become delisted, which could have a material adverse effect on the liquidity of our common stock.

If we fail to continue to satisfy the continued listing requirements of Nasdaq, such as the corporate governance or public float requirements, or the minimum closing bid price requirement, Nasdaq will take steps to de-list our common stock. As a result of several factors, including but not limited to our financial performance, market sentiment about our industry, volatility in the financial markets generally due to the tightening of monetary policy by the Board of Governors of the United States Federal Reserve Bank (the “Federal Reserve”) and other geopolitical events, events such as the ongoing wars around the world, the per share price of our common stock has declined below the minimum bid price threshold required for continued listing. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so, as well as adversely affect our ability to issue additional securities and obtain additional financing in the future.

●	Failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting.

●	Our stock price has been subject to fluctuations in the past, has recently been volatile and our stock is thinly traded.

●	The requirements of being a public company may strain our resources.

●	Sales of shares of our common stock, could cause the price of our common stock to decline and result in dilution.

●	Certain provisions of Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

●	We have availed ourselves of reduced disclosure requirements, which may make our common stock less attractive.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document, particularly in the section entitled “Risk Factors” beginning on page 14 of this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Registrable Securities by the Selling Stockholder. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling stockholders.

The prices at which the Registrable Securities may actually be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the Selling Stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership of our Common Stock beneficially owned by our current directors, named executive officers, our directors and current executive officers as a group and our 5% stockholders as of December 19, 2025 and as adjusted to reflect the sale of the securities offered in this offering (assuming the issuance of shares of Common Stock underlying the Series C Preferred Stock being registered in this offering by (i) each current director, (ii) each named executive officer, (iii) each person who we know to be the beneficial owner of more than 5% of our Common Stock, and (iv) all current directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Percentage ownership prior to this offering is based on 6,163,761 shares of our Common Stock outstanding as of December 19, 2025.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Safe and Green Development Corporation, 990 Biscayne Boulevard, Suite501, Office 12, Miami, Florida 33132.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Common Stock issuable pursuant to the exercise of profits interest units, warrants or other rights that are either immediately exercisable or exercisable on or before September 8, 2025, which is approximately 60 days after the date of this prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned Prior to this Offering

Paul M. Galvin, Former Chairman and Former Chief Executive Officer	4,428	(1)	*	%
Michael McLaren, Chief Executive Officer	312,313		6.33%
Jim Pendergast, Chief Operating Officer
Patricia Kaelin, Chief Financial Officer	183		*
William Rogers, Former Chief Operating Officer	-		*
Jill Anderson, Director	418		*
Shafron Hawkins, Director	435		*
Thomas Meharey, Director	478		*
Christopher Melton, Director	444	(2)	*	%
David Villarreal, Former Director	580		*	%
All current executive officers and directors as a group (7 persons)	319,279		6.47%

5% Stockholders other than executive officers and directors
Armistice Capital, LLC(3)	3,643		1.80%

*	Less than 1% ownership interest.

(1)	Includes 669 shares of Common Stock held directly by Mr. Galvin and 1 shares held by TAG Partners, LLC (“TAG”), an investment partnership formed for the purpose of investing in the Company. Mr. Galvin is a managing member of, and has a controlling interest in, TAG and may be deemed to beneficially own the share of Common Stock held by TAG, over which he has shared voting and dispositive power. Mr. Galvin disclaims beneficial ownership of the shares of Common Stock held by TAG except to the extent of his pecuniary interest therein. Also includes 19 options to purchase our Common Stock presently exercisable.

(2)	Includes 1 shares of Common Stock held in Mr. Melton’s retirement account, which Mr. Melton indirectly owns, and 69 shares of Common Stock held directly by Mr. Melton.

(3)	Armistice Capital, LLC (“Armistice Capital”) is the investment manager of Armistice Capital Master Fund Ltd. (the “Master Fund”), the direct holder of the Shares, and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over the securities of the Issuer held by the Master Fund and thus may be deemed to beneficially own the securities of the Issuer held by the Master Fund. Mr. Steven Boyd, as the managing member of Armistice Capital, may be deemed to beneficially own the securities of the Issuer held by the Master Fund. The Master Fund specifically disclaims beneficial ownership of the securities of the Issuer directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital.

SELLING STOCKHOLDER

The shares of Common Stock underlying the Series C Preferred Stock being offered by the Selling Stockholder are the Registrable Securities, which consists of the Shares. For additional information regarding the issuance of these securities, see “Prospectus Summary — The Offering” on page 12 of this prospectus. We are registering the Registrable Securities in order to permit the Selling Stockholder to offer the Shares for resale from time to time.

The following table sets forth certain information with respect to the Selling Stockholder, including (i) the number of shares of our Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of shares of Common being offered by the Selling Stockholder pursuant to this prospectus, and (iii) the Selling Stockholder’s beneficial ownership after completion of this offering assuming the sale of all of the shares of Common Stock covered by this prospectus. The registration of the Registrable Securities does not necessarily mean that the Selling Stockholder will sell all or any of the Registrable Securities, but the number of shares and percentages set forth in the final two columns below assume that all Registrable Securities are sold.

The table is based on information supplied to us by the Selling Stockholder, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership after this offering is based on 6,181,761 shares of Common Stock outstanding, assuming the issuance of all of the 8,714,285 shares of Common Stock being registered in this offering.

We have assumed that all shares of Common Stock in the table are included in the offering covered by this prospectus will be sold from time to time in this offering. We cannot provide an estimate as to the number of shares of Common Stock that will be held by the Selling Stockholder upon termination of the offering covered by this prospectus because the Selling Stockholder may offer some, all or none of the shares of Common Stock being offered in the offering. Information about the Selling Stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Number of Shares of Common Stock Beneficially Owned Prior to this	Maximum Number of Shares of Common Stock to be Offered for Resale in this Offering(2)	Shares of Common Stock Beneficially Owned Immediately Following this Offering(1)
Name	Offering(1)	Number	Number
JAK INDUSTRIAL VENTURES I LLC(3)	8,714,285	8,714,285	8,714,285

(1)	Number and Percentage are based on 7,733,485 shares of Common Stock outstanding as of December 19, 2025, assuming the resale of all Common Stock underlying the Series C Preferred Stock covered by this prospectus and giving effect to the beneficial ownership blockers held by the Selling Shareholder, and are adjusted to account for the Company’s 2025 Private Placement.

(2)	Consists of 8,714,285 shares of common stock underlying the Series C Preferred Stock.

(3)	JAK INDUSTRIAL VENTURES I LLC is managed by ATW Partners Opportunities Management LLC (the “Manager”). The managing members of the Manager are Kerry Propper and Antonio Ruiz-Gimenez (the “Managing Members”). The Selling Stockholder, the Manager and the Managing Members may be deemed to have shared voting and dispositive power with respect to the securities beneficially owned by the selling stockholder and each of the Selling Stockholder, Manager and the Managing Members disclaim beneficial ownership of the Company’s securities reported herein. The business address of each of the foregoing entities and individuals is c/o ATW Partners Opportunities Management LLC, ONE PENN, 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119..

Relationship with Selling Stockholder

To our knowledge, the Selling Stockholder did not have any position, office, or other material relationship with us or any of our affiliates within the past three years.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the Selling Stockholder does not own any shares of Common Stock underlying the Series C Preferred Stock. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of financial condition and results of operations is incorporated by reference from the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2025, and from the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 14, 2025 (see “Incorporation of Certain Information by Reference”).

BUSINESS

The description of our business is incorporated by reference from the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2025 (see “Incorporation of Certain Information by Reference”).

DESCRIPTION OF OUR SECURITIES

The following description of our capital stock and the provisions of our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”) are summaries and are qualified by reference to the certificate of incorporation and the bylaws. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Description of Common Stock.

Authorized Shares of Common Stock. We currently have authorized 75,000,000 shares of Common Stock.

Voting. Holders of our Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Our directors are elected by a plurality of the votes cast by the stockholders entitled to vote at our annual meeting of stockholders.

Dividends. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our Common Stock are entitled to receive dividends ratably when, as and if declared by our Board of Directors, out of funds legally available for that purpose. We have not paid any dividends on our Common Stock and none are contemplated in the foreseeable future. We anticipate that all earnings that may be generated from our operations will be used to finance our growth.

Liquidation. Upon our liquidation, dissolution or winding up, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any.

Rights and Preferences. The holders of our Common Stock have no preemptive, subscription or redemption rights pertaining to our Common Stock and have no rights to convert their Common Stock into any other securities. The absence of preemptive rights could result in a dilution of the interest of the existing stockholders should additional shares of our Common Stock be issued. In addition, the rights of holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future. See “Risk Factors” section in our most recent Form 10-K for a further description of risks related to our Common Stock.

Fully Paid and Nonassessable. All of our issued and outstanding shares of Common Stock are fully paid and non-assessable.

Description of the Series C Preferred Stock

Series C Preferred Stock Certificate of Designation

On November 26, 2025, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Delaware Secretary of State designating 50,000 shares as Series C Convertible Preferred Stock (the “Series C Preferred Stock”), each with a stated value of $1,000 per share (the “Stated Value”). The Certificate of Designation sets forth the rights, preferences and limitations of the shares of Series C Preferred Stock. Terms not otherwise defined in this item shall have the meanings given in the Certificate of Designation.

The following is a summary of the terms of the Series C Preferred Stock:

Dividends. At all times following the issuance of the Series C Preferred Stock, while shares of Series C Preferred Stock are issued and outstanding, holders of Series C Preferred Stock shall be entitled to receive, and the Company shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-Common-Stock basis and without regard to any limitations on conversion set forth herein or otherwise) to and in the same form as dividends (which shall be made in accordance with the terms of the Certificate of Designation) actually paid on shares of the Company’s Common Stock (the “Common Stock”) when, as and if such dividends (which shall be made in accordance with the terms of the Certificate of Designation) are paid on shares of the Common Stock.

Voting Rights. Subject to certain limitations described in the Certificate of Designation, the Series C Preferred Stock is voting stock. The issuance of preferred stock has limited voting power, such that the preferred stock would vote as if converted at the “Nasdaq Minimum Price” as defined in Listing Rule 5635(d)(1), on the date of issuance. Notwithstanding the foregoing, the holders of the Series B Preferred Stock shall not be permitted to vote in excess of 19.99% until shareholder approval for the Series B Preferred Stock is obtained.

Liquidation. Upon any Liquidation (as defined in the Certificate of Designation), the holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of any of shares of Junior Stock, but pari passu with any Parity Stock then outstanding, an amount per Preferred Share equal to the greater of (A) 125% of the Conversion Amount of such Preferred Share on the date of such payment and (B) the amount per share such Holder would receive if such Holder converted such Preferred Share into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of Parity Stock, pursuant to the terms of the Certificate of Designation immediately prior to such Liquidation, without regard to any limitations on conversion set forth in the Certificate of Designation or otherwise.

Conversion. Subject to the limitations set forth in the Certificate of Designation, at any time after the Initial Issuance Date, each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock. The initial conversion price of the Company’s Series C Preferred Stock is $3.19 per share and is subject to adjustment as set forth in the Certificate of Designation. The stated value of each share of Series C Preferred Stock shall be $1,000 (the “Stated Value”). The conversion amount of the Company’s Series C Preferred Stock is 110% of the sum of the Stated Value plus any Additional Amount (as defined in the Certificate of Designations). The number of Conversion Shares are subject to adjustments for stock splits, recapitalizations, and reorganizations.

The foregoing summary of the terms of the Series C Preferred Stock is qualified in its entirety by reference to the text of the Certificate of Designation, which is filed on the Company’s current report on Form 8-K, on December 2, 2025, and is incorporated herein by reference.

Resale/Registration Rights. We have filed this registration statement with the SEC that includes this prospectus to register for resale under the Securities Act, the Registrable Securities, consisting of the Shares underlying the Series C Preferred Stock, to satisfy our obligations in connection with the November 25, 2025, SPA.

Nasdaq Continued Listing Rule Compliance

On July 8, 2025, Safe & Green Holdings Corp. (the “Company”) received a decision letter from the Nasdaq Hearings Panel (the “Panel”) granting the Company’s request for continued listing on the Nasdaq Capital Market. The decision is conditioned on the Company maintaining full compliance with all continued listing requirements of the Nasdaq Capital Market by August 28, 2025. On or before August 28, 2025, the Company must effect a Reverse Stock Split and demonstrate compliance with Nasdaq Listing Rule 5550(a)(2) by achieving a closing bid price of $1.00 or more per share for at least ten (10) consecutive business days.

On or before July 18, 205, the Company must publicly disclose that it has restructured the terms of its April 2025 offering to eliminate the Class B warrants and provide Nasdaq with confirmation that no shares underlying the Class B warrants were issued.

The Panel’s decision follows the Company’s hearing before the Panel on June 17, 2025, during which the Company presented a plan to regain compliance, including its intention to implement a Reverse Stock Split and restructure certain previously issued warrants to mitigate dilution concerns.

2025 Reverse Stock Split

In connection with the above, the Company’s shareholders approved a Reverse Stock Split at a ratio of 1:64 on August 25, 2025, and affected the Reverse Stock Split on September 8, 2025.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, such negotiation could result in an improvement of the terms of such proposals.

Certificate of Incorporation and Bylaws

Certain provisions set forth in our Certificate of Incorporation, our Bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Proposals of business and nominations. Our Bylaws generally regulate proposals of business and nominations for election of directors by stockholders. In general, Section 3.16 requires stockholders intending to submit proposals or nominations at a stockholders’ meeting to provide the Company with advance notice thereof, including information regarding the stockholder proposing the business or nomination as well as information regarding the proposed business or nominee. Section 3.16 provides a time period during which business or nominations must be provided to the Company that will create a predictable window for the submission of such notices, eliminating the risk that the Company finds a meeting will be contested after printing its proxy materials for an uncontested election and providing the Company with a reasonable opportunity to respond to nominations and proposals by stockholders.

Blank Check Preferred Stock. Our Board of Directors has the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval.

Board Vacancies. Our Bylaws generally provide that only the board of directors (and not the stockholders) may fill vacancies and newly created directorships.

While the foregoing provisions of our Certificate of Incorporation, Bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Series C Preferred Stock Certificate of Designation

On November 26, 2025, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Delaware Secretary of State designating, 50,000 shares as Series C Convertible Preferred Stock (the “Series C Preferred Stock”), each with a stated value of $1,000 per share (the “Stated Value”). The Certificate of Designation sets forth the rights, preferences and limitations of the shares of Series C Preferred Stock. Terms not otherwise defined in this item shall have the meanings given in the Certificate of Designation.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset, stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of Section 203 to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Listing

Our Common Stock is listed for trading on The Nasdaq Capital Market under the symbol “SGBX.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Vinyl Equity, LLC. The transfer agent’s principal business address is, PO Box 247, Winnetka, Illinois, 60093, and its telephone number is (888) 808-4695.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, to the best knowledge and belief of the Company, as of November 4, 2025 (unless provided herein otherwise), with respect to holdings of our common stock by (1) each person known by us to be the beneficial owner of more than 5% of the total number of shares of our common stock outstanding as of such date; (2) each of our directors; (3) each of our named executive officers; and (4) all of our directors and our executive officers as a group. The table is based on 6,163,761 shares of common stock issued and outstanding as of November 21, 2025.

Unless otherwise indicated the mailing address of each of the stockholders below is c/o Safe & Green Holdings Corp., 990 Biscayne Blvd., Suite 501, Office 12, Miami, FL 33132. Except as otherwise indicated, and subject to applicable community property laws, except to the extent authority is shared by both spouses under applicable law, the Company believes the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Paul M. Galvin, Former Chairman and Former Chief Executive Officer	4,428	(1)	*	%
Michael McLaren, Chief Executive Officer	312,313		6.33%
Jim Pendergast, Chief Operating Officer	-		*
Patricia Kaelin, Chief Financial Officer	183		*
William Rogers, Former Chief Operating Officer	-		*
Jill Anderson, Director	418		*
Shafron Hawkins, Former Director	435		*
Thomas Meharey, Director	478		*
Christopher Melton, Director	444	(2)	*	%
David Villarreal, Former Director	580		*	%
All current executive officers and directors as a group (6 persons)	319,279		6.47%

5% Stockholders other than executive officers and directors

*	Less than 1% ownership interest.
(1)	Includes 669 shares of Common Stock held directly by Mr. Galvin and 1 shares held by TAG Partners, LLC (“TAG”), an investment partnership formed for the purpose of investing in the Company. Mr. Galvin is a managing member of, and has a controlling interest in, TAG and may be deemed to beneficially own the share of Common Stock held by TAG, over which he has shared voting and dispositive power. Mr. Galvin disclaims beneficial ownership of the shares of Common Stock held by TAG except to the extent of his pecuniary interest therein. Also includes 19 options to purchase our presently exercisable Common Stock.
(2)	Includes 1 shares of Common Stock held in Mr. Melton’s retirement account, which Mr. Melton indirectly owns, and 69 shares of Common Stock held directly by Mr. Melton.

MANAGEMENT

The following table sets forth certain information as of the date of this prospectus about our executive officers and members of our Board.

Directors and Executive Officers	Age	Position/Title
Michael McLaren	62	Chief Executive Officer, Chairman of the Board
Jim Pendergast	64	Chief Operating Officer
Patricia Kaelin	63	Chief Financial Officer
Jill Anderson	50	Director
Samarth Verma	47	Director
Thomas Meharey	42	Director
Christopher Melton	52	Director
Paul Galvin	63	Director

Executive Officers and Directors

Michael McLaren - Chief Executive Officer, Chairman of the Board

Michael McLaren, MSc, MBA, serves as Chairman of the Board and Chief Executive Officer of Safe & Green Holdings Corp. Mr. McLaren brings more than 30 years of leadership experience in the energy industry, including senior roles spanning military and energy projects, field services, and mergers and acquisitions. He is the founder and CEO of Olenox Ltd., where he has led the development and commercialization of proprietary energy technologies and holds multiple patents relating to selective oil agglomeration, coal-water-oil fuels, and other clean-fuel applications. Over his career, Mr. McLaren has operated exploration and production companies, led field service operations, and negotiated complex M&A transactions. His background in applied science and large-scale project execution provides the Company with deep technical insight and operating discipline as it grows its sustainable modular solutions platform. Mr. McLaren holds a Master of Science degree and a Master of Business Administration degree from the University of British Columbia.

Jim Pendergast - Chief Operating Officer

Jim Pendergast serves as Chief Operating Officer of Safe & Green Holdings Corp., bringing more than 25 years of leadership experience in corporate operations across the energy, construction, manufacturing, and agricultural sectors. He has held CEO, CFO, and COO positions in both public and private companies, where he has led initiatives in mergers and acquisitions, corporate restructuring, and equity and debt financing. Prior to joining Safe & Green Holdings, Mr. Pendergast served as COO of MGO Systems Ltd., overseeing more than 50 construction projects, and as CEO/CFO of Paramount Structures Inc., where he guided the company through an acquisition and financial restructuring. He previously served as CEO of FP Genetics Inc., where he refocused the business on profitable growth, and held senior roles at Agrium Inc. managing large-scale business development projects and representing the company to investors. Mr. Pendergast has also served on multiple corporate boards, providing guidance on governance, strategy, and financial management. He holds an M.B.A. in International Business and Finance from McMaster University and a B.A. (Honors) in Political Studies and Economics from Queen’s University.

Patricia Kaelin- Chief Financial Officer

Patricia Kaelin, CPA, serves as Chief Financial Officer of Safe & Green Holdings Corp. Ms. Kaelin brings over 30 years of financial leadership experience in public company management, mergers and acquisitions, and corporate finance. She has served as CFO for both public and private companies across the construction, manufacturing, healthcare, technology, and real estate development sectors, and has significant experience in capital markets transactions, IPO preparation, SEC reporting, and internal controls. Earlier in her career, Ms. Kaelin served as CIO and CFO of a billion-dollar construction company, overseeing operations across 14 locations in multiple states and managing a workforce of more than 5,000 employees. She has led strategic planning, corporate restructurings, and investor relations programs in high-growth environments, and is a member of the American Institute of Certified Public Accountants. Ms. Kaelin holds a bachelor’s degree in business administration with a concentration in Accounting from California State University, Fullerton.

Jill Anderson - Director

Jill Anderson serves as a Director of Safe & Green Holdings Corp. Ms. Anderson is currently Chief Legal Officer of miR Scientific, LLC, a precision healthcare company focused on transforming cancer management through non-invasive detection and risk-classification tests. She previously was a partner at Moses & Singer LLP in New York City, where she advised clinical laboratories, biotechnology and health technology companies, research foundations, and provider organizations on regulatory, transactional, and compliance matters. Earlier in her career, Ms. Anderson held legal positions at the Dana-Farber Cancer Institute and Mass General Brigham (formerly Partners Healthcare System), gaining broad experience in healthcare delivery systems, research collaborations, and data-driven innovation. She brings to the Board deep health-law and regulatory expertise, including in manufacturing and infrastructure, intellectual property, data privacy, and complex strategic partnerships and revenue-sharing structures. Ms. Anderson also serves on the board of Fight Cancer Global, a nonprofit focused on reducing isolation for cancer patients worldwide. She holds a J.D. from Widener University School of Law and a B.S. in Pre-Medicine from Rutgers University.

Samarth Verma – Director

Samarth Verma serves as a Director of Safe & Green Holdings Corp. and Chair of the Nominating, Environmental, Social & Corporate Governance (NESG) Committee and is also a member of the Audit and Compensation Committees. Mr. Verma is the co-founder and Chairman of FansXR, a company developing real-time immersive media broadcasting for digital streaming and asset creation, including fan-controlled live broadcasts in 2D, 360-degree, and animated environments with gamification, betting, and advanced data overlays powered by extended reality and artificial intelligence. Mr. Verma’s background is rooted in mathematics and research; he published his first paper in the American Mathematical Society’s Abstracts at age nine and later worked as a student research associate on a NASA-funded project through the Wisconsin Space Grant Consortium. He attended the University of Wisconsin–Madison. Over his career, he has focused on corporate development and product launches across multiple sectors, including hospitality, multifamily and residential real estate, casinos and online gaming, oil and gas, mining, and related financial and technology services. His experience working with large affinity groups and marketing to millions of households supports the Company’s efforts to expand its platform and brand reach.

Thomas Meharey – Director

Thomas Meharey serves as a Director of Safe & Green Holdings Corp. Mr. Meharey is Vice President and a board member of kathy ireland® Worldwide (kiWW®), one of the world’s leading lifestyle brands and the largest woman-owned licensing company in U.S. history. He was appointed Vice President of kiWW® in 2007 and joined its board in 2017, where he has been instrumental in expanding the brand’s reach and launching new initiatives, including the MIVI Millennial brand for men and women. Prior to his corporate leadership roles, Mr. Meharey served as Director of kathy ireland Weddings and Resorts, where he managed a portfolio of properties valued at more than $40 million. He previously founded and operated a general contracting business in Hawaii, managing projects ranging from modest residences to multi-million-dollar estates. Mr. Meharey also served in the United States Marine Corps from 1999 to 2003, where he developed leadership skills and operational discipline that he has carried into his business career.

Christopher Melton – Director

Christopher Melton serves as Lead Director of Safe & Green Holdings Corp., having been a member of the Board since November 4, 2011. Mr. Melton is a licensed real estate professional with more than two decades of experience in real estate investment and capital markets. Until June 2019, he was a principal of Callegro Investments, LLC, a specialist land investor focused on the southeastern United States, and he currently serves as a specialist Land Advisor with SVN. Mr. Melton previously served as a Portfolio Manager at Kingdon Capital Management in New York, managing an approximately $800 million book concentrated in media, telecom, and Japanese equities, where he also opened and led the firm’s Tokyo office and research platform. Prior roles include Vice President and equity research analyst at JPMorgan Investment Management, where he helped manage $500 million in REIT funds, and Senior Real Estate Equity Analyst at RREEF Funds, the real estate investment management arm of Deutsche Bank’s asset management division. He is also chief investment officer and analyst at TNT Capital Advisors and serves on several public and private boards, including Jupiter Wellness, Inc. Mr. Melton holds a B.A. in Political Economy of Industrial Societies from the University of California, Berkeley, and has completed the UCLA Anderson Director Education Program.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by the Company to its chief executive officer and other compensated executive officers. The disclosure is provided for the year ended December 31, 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Paul M. Galvin,	2024	$522,445	$—	$440,656	$6,400	$969,501
Former Chairman and Former Chief Executive Officer

Patricia Kaelin,	2024	$429,743	$—	$34,050	$6,492	$470,285
Chief Financial Officer

Jim Pendergast
Chief Operating Officer(3)	2024	$—	$—	$—	$—	$—

Michale McLaren Chairman and Chief Executive Officer(4)	2024	—	$—	$—	$—	$—

(1)	This column indicates the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”).
(2)	For 2024, all other compensation consisted of: Mr. Galvin — $6,400 auto allowance; and Ms. Kaelin — $6,492 in paid health benefits.
(3)	Appointed to Chief Operating Officer on January 16, 2025 with an initial term of 2 years. His employment agreement provides for an annual base salary of $200,000, a restricted stock grant under the Company’s Stock Incentive Plan for 200,000 (pre reverse-split) shares of the Company’s common stock, vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service, and an annual performance bonus of up to 20% of Mr. Pendergast’s then-base salary, payable in cash and/or equity, as determined by Company’s by the Company’s Board of Directors.
(4)	Appointed Chief Executive Officer and Chairman of the Board on January 1, 2025 with an annual salary of $400,000 per year and stock grant under the Company’s Stock Incentive Plan to be determined at a later date.

DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding all forms of compensation that were both earned by and paid to our non-employee directors during the year ended December 31, 2024. The compensation arrangements for Mr. Galvin is disclosed in the Summary Compensation Table set forth in the “Executive Compensation” section of this Annual Report. Mr. Galvin did not receive compensation for his services as a director during the year ended December 31, 2024.

	Fees Earned or Paid in Cash ($)	Stock Awards(1)	All Other Compensation ($)	Total
Thomas Meharey	$63,750	$107,326	$—	$171,076
Christopher Melton	$67,500	$56,306	$—	$123,806
Jill Anderson	60,000	81,421	—	141,421
David Villarreal	$60,000	$91,187	$—	$151,187
Shafron Hawkins(2)	$63,750	$81,411	$—	$145,161
Samarth Verma(3)	$—	$—	$—	$—

(1)	This column indicates the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”).
(2)	Former director, resigned on May 21, 2025.
(3)	New director appointed by the Board of Directors on May 21, 2025.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Chief Executive Officer, Michael McLaren, is a majority shareholder of NAHD through Olenox Corp., Olenox Corp. will become an indirect subsidiary of the Company after consummation of the Merger with NAHD, therefore our Chief Executive Officer would be considered an interested party.

LEGAL MATTERS

The validity of the shares of Common Stock being offered by this prospectus have been passed upon for us by Warshaw Burstein LLP.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2024, incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of M&K CPAS PLLC, an independent registered public accounting firm, incorporated by reference, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements as of and for the year ended December 31, 2023, incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of M&K CPAS PLLC, an independent registered public accounting firm, incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our Common Stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

The SEC maintains an Internet website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including those made after (i) the date of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the completion of the offering of the shares of our Common Stock included in this prospectus:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024 (File No. 001-38037) filed with the SEC on April 1, 2025;

●	Our Quarterly Report on Form 10-Q or the quarter ended September 30, 2025, filed with the SEC on November 14, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on January 17, 2025, January 14, 2025, January 21, 2025, January 27, 2025, January 29, 2025, both 8-K’s filed on February 3, 2025, February 20, 2025, February 24, 2025, February 28, 2025, March 10, 2025, April 2, 2025, April 9, 2025, April 16, 2025, April 17, 2025, May 16, 2025, May 22, 2025, May 29, 2025, June 2, 2025, June 5, 2025, June 10, 2025, June 12, 2025, July 14, 2025, July 18, 2025, August 5, 2025, August 26, 2025, September 10, 2025, September 17, 2025, October 1, 2025, December 2, 2025 and December 19, 2025 (File Nos. 001-38037); and

●	The description of the Registrant’s Common Stock contained in our Registration Statement on Form 8-A filed under the Exchange Act, as filed on March 20, 2017 (File No. 001-38037), including any amendment or report filed for the purpose of updating such description, as updated by the description of the Common Stock filed as Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on April 1, 2025, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in this prospectus or any prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus supplement or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) from our website (www.safeandgreenholdings.com) or by writing or calling us at the following address and telephone number:

Safe & Green Holdings Corp.
990 Biscayne Blvd., Suite 501
Miami, Florida 33132
(646) 240-4235

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

ADDITIONAL INFORMATION

We filed a proxy statement with the Securities and Exchange Commission on December 19, 2025, pursuant to the Securities Exchange Act of 1934, as amended, with respect to matters submitted for stockholder approval. This prospectus forms a part of the registration statement filed with the SEC and does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement.

The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. These materials are available free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained on, or accessible through, our website is not part of this prospectus or the registration statement of which it forms a part, and investors should not rely on such information in making an investment decision.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than any estimated placement agent discounts and commissions, in connection with the offering and sale of the shares of Common Stock being registered. The Selling Stockholder will pay any underwriting discounts, commissions and transfer taxes applicable to shares of Common Stock sold by it. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$3,838.98
Legal fees and expenses relating to the November Transaction	$100,000
Legal fees and expenses relating to this Registration Statement	$50,000
Accounting fees and expenses	$5,000
Miscellaneous (Admin Fee)	$30.000
Total	$188,838.98

Item 14. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of (i) A director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) A director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) A director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation.

Our amended and restated bylaws provides that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify its employees and agents. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as applicable, except to the extent such an exemption from liability thereof is not permitted under the DGCL.

We have entered into indemnification agreements with each of our directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 1, 2025, which is incorporated by reference herein (See “Incorporation of Certain Documents By Reference” and “Where You Can Find Additional Information” in this prospectus), there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, we have issued unregistered securities to the persons described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering. The recipients both had access, through their relationship with us, to information about us.

On November 25, 2025, we conducted a private placement pursuant to a securities purchase agreement with an institutional investor for the purchase and sale of 4,500 shares of the Company’s series c preferred stock, $1.00 par value per share (the “Series C Preferred Stock”), for an initial purchase price of $4,050,000 ($3,150,000 payable at the initial closing and an additional $900,000 payable on the initial date of effectiveness of the registration statement registering the Securities). Pursuant to the Purchase Agreement and subject to certain ownership limitations, the Company may be required to issue Preferred Shares to the Purchaser for the Purchaser’s purchase upon request and at the option of the Purchaser and subject to the conditions set forth therein. The Company may require the Purchaser to participate in one or more additional closings for the sale of additional shares of the Company’s Series C Preferred Stock, $1.00 par value per share (the “Additional Preferred Shares”) up to a maximum number of Additional Preferred Shares of 45,500. The Series C Preferred Stock is convertible into shares of the Company’s Common Stock (the “Conversion Shares”). The initial conversion price of the Company’s Series C Preferred Stock is $3.19 per share and is subject to adjustment as set forth in the Certificate of Designation of Rights and Preferences of Series C Preferred Stock (the “Certificate of Designation”). The stated value of each share of Series C Preferred Stock shall be $1,000 (the “Stated Value”). The conversion amount of the Company’s Series C Preferred Stock is 110% of the sum of the Stated Value plus any Additional Amount (as defined in the Certificate of Designations). The number of Conversion Shares are subject to adjustments for stock splits, recapitalizations, and reorganizations.

On May 14, 2025, in connection with the April Private Placement, we sold to the Selling Stockholder the Shares, the Pre-Funded Warrants and the Common Warrants.

On July 17, 2025, we exchanged the Common Warrants for 60,000 shares of Series B Preferred Stock.

On March 8, 2024, in connection with the March Private Placement (the “March Private Placement”), we sold to the Selling Stockholder the Inducement Warrants in exchange for the Selling Shareholder exercising existing warrants for 1,898,630 shares of common stock (94,932 as adjusted for the May Stock Split and 1,483 as further adjusted for the 2025 Reverse Stock Split) issued in a private placement offering that closed on October 27, 2021, at an exercise price of $0.2603 per share ($5.206 as adjusted for the May Stock Split and $333.18 as further adjusted for the 2025 Reverse Stock Split)). The issuance of the shares of Common Stock underlying the existing warrants were registered pursuant to an existing registration statement on Form S-1 (File No. 333-260996), which was declared effective by the SEC on November 23, 2021.

On January 11, 2024, we entered into a securities purchase agreement with Peak One Opportunity Fund, L.P. (“Peak One”), pursuant to which, among other things, we sold to Peak One warrants to purchase up to 375,000 (5,859 as adjusted for the 2025 Reverse Stock Split) shares of our Common Stock in a private placement and a debenture in the principal amount of $1,300,000 which is convertible into shares of Common Stock at a conversion price of $0.46 per share ($29.44 as adjusted for the 2025 Reverse Stock Split) . The maximum number of shares of Common Stock that currently may be issued under the debenture is 2,835,302 (44,302 as adjusted for the 2025 Reverse Stock Split), which takes into account the Exchange Cap specified in such agreements.

On February 7, 2023, we entered into a securities purchase agreement with Peak One, pursuant to which, among other things, we sold to Peak One warrants to purchase up to 500,000 shares (7,813 as adjusted for the 2025 Reverse Stock Split) of our Common Stock in a private placement and a debenture in the principal amount of $1,000,000 which is convertible into shares of Common Stock at a conversion price of $1.50 per share ($96 as adjusted for the 2025 Reverse Stock Split) . We also entered into an equity purchase agreement on the same date pursuant to which we issued to Peak One 75,000 shares (1,172 as adjusted for the 2025 Reverse Stock Split) of Common Stock and up to $10,000,000 of additional shares of Common Stock that we may put to Peak One The maximum number of shares of Common Stock that currently may be issued under both agreements is 2,760,675 (43,136 as adjusted for the 2025 Reverse Stock Split) , which takes into account the Exchange Cap specified in such agreements.

We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, December 29, 2025.

SAFE & GREEN HOLDINGS CORP.

By:	/s/ Michael McLaren
Name:	Michael McLaren
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael McLaren, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act 1933, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael McLaren	Chairman and Chief Executive Officer	December 29, 2025
Michael McLaren	(Principal Executive Officer)

/s/ Patricia Kaelin	Acting Chief Financial Officer	December 29, 2025
Patricia Kaelin	(Principal Financial and Accounting Officer)

/s/ Jim Pendergast	Chief Operating Officer	December 29, 2025
Jim Pendergast

/s/ Christopher Melton	Director	December 29, 2025
Christopher Melton

/s/ Samarth Verma	Director	December 29, 2025
Samarth Verma

/s/ Jill Anderson	Director	December 29, 2025
Jill Anderson

/s/ Thomas Meharey	Director	December 29, 2025
Thomas Meharey

/s/ Paul Galvin	Director	December 29, 2025
Paul Galvin

EXHIBIT INDEX

Exhibit No.	Description
1.1	Placement Agency Agreement, dated May 3, 2024, by and between Safe & Green Holdings Corp. and A.G.P./Alliance Global Partners, as sole Placement Agent (incorporated herein by reference to Exhibit 1.1 of the Current Report on Form 8-K filed with the SEC on May 9, 2024 (File No. 001-38037)).
2.1	Order Confirming Debtors’ Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
2.2	Disclosure Statement for Amended Plan of Reorganization for Safe & Green Holdings Corp., et al. under Chapter 11 of the Bankruptcy Code (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
2.3	Order of the Bankruptcy Court for the Southern District of New York Approving the Disclosure Statement and Setting Plan of Reorganization Confirmation Deadlines (incorporated herein by reference to Exhibit 2.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
2.4	Separation and Distribution Agreement by and between the Company and Safe and Green Development Corporation (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 28, 2023 (File No. 001-38037)
3.1	Amended and Restated Certificate of Incorporation of Safe & Green Holdings Corp. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Safe & Green Holdings Corp. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 28, 2017 (File No. 000-22563)).
3.4	Certificate of Amendment to Certificate of Designation, dated May 11, 2017 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 12, 2017 (File No. 001-38037)).
3.5	Certificate of Elimination of Series A Convertible Preferred Stock, dated December 13, 2018 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 17, 2018 (File No. 001-38037)).
3.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated June 5, 2019 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 5, 2019 (File No. 001-38037)).
3.7	Form of Certificate of Designation of the Series B Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.7 to the Registration Statement on Form S-1/A (File No. 333-235295) as filed by the Registrant with the Securities and Exchange Commission on December 9, 2019).
3.8	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of Safe & Green Holdings Corp. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 5, 2020 (File No. 001-38037)).
3.9	Amended and Restated Bylaws of Safe & Green Holdings Corp. dated June 4, 2021 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 7, 2021 (File No. 001-38037)).
3.10	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 22, 2022 (File No. 001-38037)).

Exhibit No.	Description
3.11	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 17, 2023 (File No. 001-38037))
3.12	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Safe & Green Holdings Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 2, 2024 (File No. 001-38037))
4.1	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 1, 2019 (File No. 001-38037)).
4.2	Form of Series A Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 1, 2019 (File No. 001-38037)).
4.3	Form of Representative’s Warrant Agreement (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 31, 2019 (File No. 001-38037)).
4.4	Form of 9% Secured Note (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2020 (File No. 001-38037)
4.5	Form of Representative’s Warrant (incorporated herein by reference to Exhibit 4.14 to the Registration Statement on Form S-1/A filed by the Registrant with the Securities and Exchange Commission on May 5, 2020 (File No. 333-237682)).
4.7	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.15 to the Registration Statement on Form S-1/A filed by the Registrant with the Securities and Exchange Commission on May 5, 2020 (File No. 333-237682)).
4.8	Description of Securities (incorporated by reference to exhibit 4.9 of the Annual Report on Form 10-K filed with the SEC on March 31, 2023 (File No. 000-22563))
4.9	Debenture, dated February 7, 2023, in the principal amount of $1,100,000 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
4.10	Description of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 4.9 of the Annual Report on Form 10-K filed with the SEC on May 5, 2024 (File No. 001-38037))
4.11	Warrant, dated February 7, 2023 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
4.12	Form of Indenture (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-3 as filed by the Registrant with the Securities and Exchange Commission on July 24, 2023 (File No. 333-237682)
4.13	Debenture dated November 30, 2023, in the principal amount of $700,000 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 1, 2023 (File No. 001-38087)
4.15	Warrant, dated November 30, 2023 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 1, 2023 (File No. 001-38087)
4.16	Debenture dated January 11, 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 16, 2024 (File No. 001-38087)
4.17	Warrant, dated January 11, 2024 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 16, 2024 (File No. 001-38087)
4.18	Form of Promissory Note by and between the Company and Paul Galvin (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 20, 2023 (File No. 001-38037)

Exhibit No.	Description
4.19	Debenture, dated February 15, 2024 in the principal amount of $250,000 (incorporated by reference to Exhibit 4.1 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 22, 2024).
4.20	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on May 9, 2024 (File No. 001-38037)).
4.21	Form of Common Warrant (incorporated herein by reference to Exhibit 4.2 of the Current Report on Form 8-K filed with the SEC on May 9, 2024 (File No. 001-38037)).
4.22	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.3 of the Current Report on Form 8-K filed with the SEC on May 9, 2024 (File No. 001-38037)).
4.23	Form of Inducement Warrant (incorporated herein by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on May 17, 2024 (File No. 001-38037))
4.24	Form of Series A Warrant (incorporated by reference herein to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on April 16, 2025).
4.25	Form of Series B Warrant (incorporated by reference herein to Exhibit 4.2 of the Current Report on Form 8-K filed with the SEC on April 16, 2025).
4.26	Form of Pre-Funded Warrant (incorporated by reference herein to Exhibit 4.3 of the Current Report on Form 8-K filed with the SEC on April 16, 2025).
5.1*	Legal Opinion of Warshaw Burstein, LLP
10.1#	Form of Safe & Green Holdings Corp. Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 1, 2016 (File No. 000-22563)).
10.2#	Form of Safe & Green Holdings Corp. Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 1, 2016 (File No. 000-22563)).
10.3#	Form of Director Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333-215922) as filed by the Registrant with the Securities and Exchange Commission on February 6, 2017).
10.4#	Safe & Green Holdings Corp. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-215922) as filed by the Registrant with the Securities and Exchange Commission on February 6, 2017).
10.5#	Executive Employment Agreement, effective as of January 1, 2017, between Paul M. Galvin and Safe & Green Holdings Corp. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on March 14, 2017 (File No. 000-22563)).
10.6#	Amendment No. 1 to the Safe & Green Holdings Corp. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 5, 2018 (File No. 001-38037)).
10.7#	Form of Safe & Green Holdings Corp. Restricted Share Unit Agreement (Non-Employee Directors) (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 30, 2018 (File No. 001-38037)).
10.8#	Form of Safe & Green Holdings Corp. Restricted Share Unit Agreement (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on August 14, 2019 (File No. 001-38037)).
10.9#	Form of Safe & Green Holdings Corp. Restricted Share Unit Agreement (Special Bonus) (incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on August 14, 2019 (File No. 001-38037)).
10.10	Exclusive License Agreement, entered into as of October 3, 2019 by and between Safe & Green Holdings Corp. and CPF MF 2019-1 LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 9, 2019 (File No. 001-38037))
10.11#	Loan Agreement and Promissory Note, dated effective October 3, 2019, between Safe & Green Holdings Corp., as lender, and CPF GP 2019-1 LLC, as borrower (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 9, 2019 (File No. 001-38037))
10.12#	Right of First Refusal Agreement, entered into as of October 9, 2019 by and between Safe & Green Holdings Corp. and CMC Development LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 15, 2019 (File No. 001-38037))

Exhibit No.	Description
10.13	Amendment to Loan Agreement and Promissory Note between Safe & Green Holdings Corp. and CPF GP 2019-LLC (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 15, 2019 (File No. 001-38037))
10.14	Second Amendment to Loan Agreement and Promissory Note dated November 7, 2019 between CPF GP 2019-1 LLC and Safe & Green, Inc (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 13, 2019 (File No. 001-38037)).
10.15	Amendment No. 1 to Exclusive License Agreement, entered into as of October 3, 2019 by and between Safe & Green Holdings Corp. and CPF MF 2019-1 LLC (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on November 14, 2019 (File No. 001-38037)).
10.16	Waiver of Warrant (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 13, 2019 (File No. 001-38037)).
10.17	Promissory Note, dated January 21, 2020, issued by CPF GP 2019-1 LLC to Safe & Green Holdings Corp. (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 23, 2020 (File No. 001-38037)).
10.18	Promissory Note, dated January 21, 2020, issued by CPF GP 2019-1 LLC to Paul Galvin (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 23, 2020 (File No. 001-38037)).
10.19	Security Agreement, by and among CPF GP 2019-1 LLC, Safe & Green Holdings Corp. and Paul Galvin, dated January 21, 2020 (incorporated herein by reference to Exhibit 10.3 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 23, 2020 (File No. 001-38037)).
10.20	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2020 (File No. 001-38037)).
10.21	Form of Pledge Agreement (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2020 (File No. 001-38037)).
10.22	Distributorship Agreement between Osang Healthcare Co., Ltd. and Safe & Green Holdings Corp., effective as of April 28, 2020 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020 (File No. 001-38037)).
10.23	Amendment to Distributorship Agreement between Osang Healthcare Co., Ltd. and Safe & Green Holdings Corp., dated April 30, 2020 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020 (File No. 001-38037)).
10.24	Agreement between Osang Group Co. Ltd. and Safe & Green Holdings Corp., dated May 1, 2020 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020 (File No. 001-38037)).
10.25	Amendment No. 2 to the Safe & Green Holdings Corp. Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 25, 2020).
10.26	Asset Purchase Agreement by and between SG Echo, LLC and Echo DCL, LLC, dated September 17, 2020 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2020 (File No. 001-38037)).
10.27	Unimproved Property Contract, dated February 25, 2021, by and between Safe & Green Holdings Corp. and Northport Harbor LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 11, 2021 (File No. 001-38037)).
10.28	Settlement and Mutual Release Agreement, dated June 15, 2021, by and among CPF GP 2019-1 LLC, Capital Plus Financial, LLC and Safe & Green Holdings Corp. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 21, 2021 (File No. 001-38037)).

Exhibit No.	Description
10.29	Termination of Exclusive License Agreement, effective June 15, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 21, 2021 (File No. 001-38037)).
10.30	Assignment of Limited Rights Under Membership Interest Redemption Agreement, dated June 15, 2021, by and among Capital Plus Financial, LLC, Safe & Green Holdings Corp. and CPF GP 2019-1 LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 21, 2021 (File No. 001-38037)).
10.31#	Operating Agreement by and between SGB Development Corp., Jacoby Development, Inc. and JDI-Cumberland Inlet. LLC, dated June 24, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 28, 2021 (File No. 001-38037)).
10.32#	Fabrication and Building Services Agreement by and between JDI-Cumberland Inlet, LLC and SG Echo, LLC, dated June 24, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 28, 2021 (File No. 001-38037)).
10.33#	Real Estate Lien Note, dated July 14, 2021, in the principal amount of $2,000,000 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 19, 2021 (File No. 001-38037)).
10.34	Deed of Trust, dated July 14, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 19, 2021 (File No. 001-38037)).
10.35	Assignment of Leases and Rents, dated July 8, 2021 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 19, 2021 (File No. 001-38037)).
10.36	Amendment No. 3 to the SG Blocks, Inc. Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed by the Registrant with the Securities and Exchange Commission on July 14, 2021 (File No. 001-38087)).
10.37	Employment Agreement, dated September 27, 2021, between Safe & Green Holdings Corp. and William Rogers (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 1, 2021 (File No. 001-38037)).
10.38	Employment Agreement, dated September 30, 2021, between Safe & Green Holdings Corp. and Gerald Sheeran (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 1, 2021 (File No. 001-38037)).
10.39	Placement Agency Agreement, dated as of October 25, 2021, by and between the Company and the Placement Agent (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 26, 2021 (File No. 001-38037)).
10.40	Form of Securities Purchase Agreement, dated as of October 25, 2021, by and between the Company and the Selling Stockholder (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 26, 2021 (File No. 001-38037)).
10.41	Lease Agreement by and between SG Echo LLC and May Properties, LLC, dated October 28, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.42	Guaranty by the Company dated October 28, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.43	Loan Agreement by and among SG Echo LLC, The Durant Industrial Authority and the Company, as guarantor, dated October 29, 2021 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.44	Forgivable Promissory Note, dated October 29, 2021, issued by SG Echo LLC (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).

Exhibit No.	Description
10.45	Amendment to Employment Agreement, dated July 5, 2022, between the Company and (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2023 (File No. 001-38037)).
10.46	Employment Agreement between SG Blocks, Inc. and Marc Brune, dated September 1, 2022, between SG Blocks, Inc. and (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 1, 2022 (File No. 001-38037)).
10.47	Fabrication Agreement between SGB Development Corp. and SG Echo, LLC, dated December 2, 2022, (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 6, 2022 (File No. 001-38037)).
10.48	Employment Agreement, dated February 3, 2023, between Safe and Green Development Corporation and David Villarreal (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2023 (File No. 001-38037)).
10.49	Securities Purchase Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
10.50	Registration Rights Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
10.51	Equity Purchase Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
10.52	Registration Rights Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
10.53	Loan Agreement dated March 30,2023 between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.54	Promissory Note dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.55#	Deed of Trust and Security Agreement, dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.56#	Assignment of Contract Rights dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38087)
10.57	Mortgage dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.58#	Limited Guaranty, dated March 30, 2023 by and between the Company and LV Peninsula Holding, LLC (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 5, 2023 (File No. 001-38037)
10.59	Resignation Letter from Yaniv Blumenfeld (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 3, 2023 (File No. 001-38037)
10.60	Employment Agreement by and between the Company and Patricia Kaelin dated as of May 1, 2023 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 3, 2023 (File No. 001-38037)

Exhibit No.	Description
10.61	Standard Cash Advance Agreement, dated May 16, 2023 by and between SG Building Blocks, Inc. and Cedar Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 22, 2023 (File No. 001-38037)
10.62	Secured Commercial Promissory Note, date June 1, 2023 by and between SG Echo LLC and Southstar Financial, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.63	Mortgage, date June 1, 2023 by and between SG Echo LLC and Southstar Financial, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.64	Non-Recourse Factoring and Security Agreement, dated June 1, 2023 by and between SG Echo LLC and Southstar Financial, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.65	Secured Continuing Corporate Guaranty, date June 8, 2023 by and between the Company in favor of SouthStar Financial LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.66	Cross-Default and Cross Collateralization Agreement, date June 8, 2023 by and between the Company, SG Echo LLC and SouthStar Financial LLC (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 14, 2023 (File No. 001-38037)
10.67	Loan Agreement, dated as of June 16, 2023, between the Company and BCV S&G DevCorp. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 29, 2023 (File No. 001-38037)
10.68	Escrow Agreement, dated June 21, 2023 among the Company, Bridgeline Capital Partners S.A., acting on behalf BCV S&G DevCorp, and American Stock Transfer & Trust Company, LLC, as Escrow Agent (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 29, 2023 (File No. 001-38037)
10.69	Note Cancellation Agreement, Effective as of July 1, 2023 by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on August 11, 2023 (File No. 001-38037)
10.70	Promissory Note by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on August 11, 2023 (File No. 001-38037)
10.71	Amendment No. 1 to Loan Agreement, dated as of August 25, 2023 by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on August 28, 2023 (File No. 001-38037)
10.72	Offer Letter by and between the Company and Vanessa Villaverde dated August 28, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on August 29, 2023 (File No. 001-38037)
10.73	Offer Letter by and between the Company and Jill Anderson dated August 30, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 5, 2023 (File No. 001-38037)
10.74	Amendment No. 2 to Loan Agreement dated as of September 11, 2023 by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 12, 2023 (File No. 001-38037)
10.75	Amendment to Employment Agreement dated as of September 19, 2023 by and between the Company and Paul Galvin (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 19, 2023 (File No. 001-38037)

Exhibit No.	Description
10.76	Shared Services Agreement by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 28, 2023 (File No. 001-38037)
10.77	Tax Matters Agreement by and between the Company and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 28, 2023 (File No. 001-38037)
10.78	Amendment No. 4 to the Company’s Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 10, 2023 (File No. 001-38037)
10.79	Mutual Settlement and Release Agreement by and between the Company and William Rogers (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 25, 2023 (File No. 001-38037)
10.80	Standard Cash Advance Agreement, dated September 26, 2023, by and between SG Building Blocks, Inc. and Cedar Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 25, 2023 (File No. 001-38037)
10.81	Note Subscription Agreement by and between the Company and E-Lovu Health, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 16, 2023 (File No. 001-38037)
10.82	Standard Cash Advance Agreement, dated November 20, 2023 by and between the Company and SG Building Blocks, Inc. and Cedar Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 22, 2023 (File No. 001-38037)
10.83	Contribution Agreement between LV Peninsula Holding LLC and Preserve Acquisitions, LLC entered into as of November 28, 2023 (Incorporated by reference to Exhibit 10.1 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 4, 2023)
10.84	Securities Purchase Agreement, dated November 30, 2023 (Incorporated by reference to Exhibit 10.1 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
10.85	Registration Rights Agreement, dated November 30, 2023 (Incorporated by reference to Exhibit 10.2 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
10.86	Equity Purchase Agreement, dated November 30, 2023 (Incorporated by reference to Exhibit 10.3 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
10.87	Registration Rights Agreement, dated November 30, 2023 (Incorporated by reference to Exhibit 10.4 to Safe and Green Development Corporation’s Form 8-K filed with the SEC on December 1, 2023)
10.88	2023 Subsidiaries Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 11, 2023 (File No. 001-38037)
10.89	Master Purchase Agreement by and between the Company and SG Echo LLC and Safe and Green Development Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 21, 2023 (File No. 001-38037)
10.90	Mutual Separation And Release Agreement by and between the Company and Vanessa Villaverde (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 26, 2023 (File No. 001-38037)
10.91	Standard Merchant Cash Advance Agreement by and among SG Building Blocks, Inc., SG Echo, LLC and Madison Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 10, 2024 (File No. 001-38037)
10.92	Securities Purchase Agreement dated January 11, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 16, 2024 (File No. 001-38037)
10.93	Securities Purchase Agreement dated January 11, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 16, 2024 (File No. 001-38037)

Exhibit No.	Description
10.94	Standard Cash Advance Agreement, dated January 29, 2024 by and between the Company and SG Building Blocks, Inc. and Cedar Advance LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 31, 2024 (File No. 001-38037)
10.95	Agreement of Sale between Safe and Green Development Corporation and Pigmental, LLC, dated January 31, 2024 (incorporated by reference to Exhibit 10.1 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 6, 2024).
10.96	Settlement and Release Agreement dated February 9, 2024 by and between the Company and Maxim Group LLC (incorporated by reference to Exhibit 10.82 to the Registration Statement on Form S-1/A as filed by the Registrant with the Securities and Exchange Commission on February 12, 2024 (File No. 333-276732)).
10.97	Settlement and Release Agreement dated February 9, 2024 by and between the Company and Maxim Group LLC (incorporated by reference to Exhibit 10.82 to the Registration Statement on Form S-1/A as filed by the Registrant with the Securities and Exchange Commission on February 12, 2024 (File No. 333-276732)).
10.98	Membership Interests Purchase Agreement, dated as of February 7, 2024, by and among Safe and Green Development Corporation, the members of Majestic World Holdings LLC listed therein, Majestic World Holdings LLC and Sellers Representative (incorporated by reference to Exhibit 10.1 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 13, 2024).
10.99	Side Letter Agreement, dated as of February 7, 2024, by and among Safe and Green Development Corporation, Majestic World Holdings LLC and Sellers Representative (incorporated by reference to Exhibit 10.2 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 13, 2024).
10.100	Profit Sharing Agreement, dated as of February 7, 2024, by and between Safe and Green Development Corporation and Matthew A. Barstow on behalf of and as the duly authorized representative of the members identified therein (incorporated by reference to Exhibit 10.3 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 13, 2024).
10.101	Amendment No. 1 to the Securities Purchase Agreement, dated February 15, 2024 (incorporated by reference to Exhibit 10.1 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 22, 2024).
10.102	Amendment No. 1 to the Registration Rights Agreement, dated February 15, 2024 (incorporated by reference to Exhibit 10.2 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on February 22, 2024).
10.103	Form of Securities Purchase Agreement, dated May 3, 2024, by and between Safe & Green Holdings Corp. and the Purchaser named therein (incorporated by reference to Exhibit 10.1 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on May 9, 2024).
10.104	Form of Registration Rights Agreement, dated May 3, 2024, by and between Safe & Green Holdings Corp. and the Purchaser named therein (incorporated by reference to Exhibit 10.2 of Safe and Green Development Corporation’s Current Report on Form 8-K filed on May 9, 2024).
10.105	Inducement Offer to Exercise Common Stock Purchase Warrants, dated March 8, 2024, by and between the Registrant and holder of common stock purchase warrants party thereto (incorporated herein by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on May 17, 2024 (File No. 001-38037))
10.106	Form of Securities Purchase Agreement (incorporated by reference herein to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on April 16, 2025).
10.107	Form of Registration Rights Agreement (incorporated by reference herein to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on April 16, 2025).
10.108	Form of Securities Purchase Agreement (incorporated by reference herein to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on December2, 2025).
10.109	Form of Registration Rights Agreement (incorporated by reference herein to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on December2, 2025).
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Annual Report on Form 10-K as filed by the Registrant with the Securities and Exchange Commission on May 7, 2024 (File No. 001-38037)).
23.1*	Consent of M&K CPAS PLLC, Independent Registered Public Accounting Firm.
23.2	Consent of Warshaw Burstein, LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107*	Filing Fees

^	Previously filed.

*	Filed herewith.